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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                               HASTEN BANCSHARES,
                             an Indiana corporation,

                              AL ACQUISITION CORP.,
                             an Indiana corporation,

                        HARRINGTON FINANCIAL GROUP, INC.,
                             an Indiana corporation,

                                       and

                               DOUGLAS T. BREEDEN

                                  May 30, 2001

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                                TABLE OF CONTENTS

                                                                        Page

ARTICLE I
DEFINITIONS; MERGER; CLOSING; EFFECTIVE TIME .........................    1
     1.1    Definitions ..............................................    1
     1.2    The Merger ...............................................    7
     1.3    Closing; Effective Time ..................................    8
     1.4    Articles of Incorporation; Bylaws ........................    8
     1.5    Directors and Officers ...................................    8

ARTICLE II
CONVERSION OF SHARES IN THE MERGER; MAXIMUM MERGER CONSIDERATION .....    9
     2.1    Terms of Merger ..........................................    9
     2.2    Payment for Shares .......................................    9
     2.3    Calculation of Total Shareholders' Equity ................   10
     2.4    Maximum Merger Consideration .............................   11

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................   11
     3.1    Organization, Standing and Power .........................   11
     3.2    Capitalization ...........................................   12
     3.3    Subsidiaries .............................................   12
     3.4    Company Financial Statements; Absence of Liabilities .....   12
     3.5    Authority of the Company; No Violation ...................   13
     3.6    Insurance ................................................   14
     3.7    Books and Records ........................................   14
     3.8    Title to Assets ..........................................   14
     3.9    Real Properties ..........................................   14
     3.10   Litigation ...............................................   15
     3.11   Taxes ....................................................   15
     3.12   Compliance with Applicable Laws; Company Permits .........   17
     3.13   Performance of Obligations ...............................   17
     3.14   Employees ................................................   17
     3.15   Material Contracts .......................................   17
     3.16   Absence of Certain Changes ...............................   18
     3.17   Loans and Investments ....................................   20
     3.18   Intellectual Properties ..................................   20
     3.19   Company Benefit Plans ....................................   20
     3.20   Regulatory Approvals .....................................   24
     3.21   Company Regulatory Reports ...............................   24


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     3.22   Company Facilities .......................................   24
     3.23   Environmental Conditions .................................   24
     3.24   Proxy Statement ..........................................   26
     3.25   Affiliate Transactions ...................................   26
     3.26   Branch Sales .............................................   27
     3.27   Insider Interests ........................................   27
     3.28   Fairness Opinion .........................................   27
     3.29   Brokers and Finders ......................................   27
     3.30   State Takeover Statutes ..................................   27
     3.31   Accuracy of Information Furnished ........................   27
     3.32   Minimum Shareholder Equity ...............................   27

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........................   28

     4.1    Organization, Standing and Power .........................   28
     4.2    Authority; No Violation ..................................   28
     4.3    Regulatory Approvals .....................................   29
     4.4    Litigation ...............................................   29
     4.5    Adequate Funds ...........................................   29
     4.6    Proxy Statement ..........................................   29
     4.7    Accuracy of Information Furnished ........................   29

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS ..................................   30
     5.1    Conduct of Business by the Company .......................   30
     5.2    Filings and Approvals ....................................   33
     5.3    Securities Reports .......................................   33
     5.4    No Acquisition Transaction ...............................   34
     5.5    Notification of Certain Matters ..........................   34
     5.6    Access to Information; Confidentiality ...................   35
     5.7    Shareholder Approval .....................................   36
     5.8    Employee Benefits ........................................   37
     5.9    Company Incentive Plan ...................................   38
     5.10   D&O Indemnification ......................................   38
     5.11   Further Assurances; Form of Transaction ..................   39
     5.12   WARN Act .................................................   40
     5.13   Non-Compete ..............................................   40
     5.14   Company Sales ............................................   41
     5.15   Name and Trademarks ......................................   41
     5.16   Resignations .............................................   41
     5.17   Transaction Liability Insurance ..........................   41
     5.18   Estoppel Letters .........................................   41
     5.19   Pine Street Mortgage Corp ................................   42


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ARTICLE VI
CONDITIONS ...........................................................   42
     6.1    Conditions to Obligations of Each Party ..................   42
     6.2    Additional Conditions to Obligations of Company ..........   42
     6.3    Additional Conditions to Obligations of Purchaser
               and Merger Sub ........................................   43

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER ....................................   45
     7.1    Termination ..............................................   45
     7.2    Effect of Termination ....................................   46

ARTICLE VIII
GENERAL PROVISIONS ...................................................   46
     8.1    Publicity ................................................   46
     8.2    Expenses .................................................   46
     8.3    Survival .................................................   47
     8.4    Notices ..................................................   47
     8.5    Amendment ................................................   48
     8.6    Waiver ...................................................   48
     8.7    Interpretation ...........................................   48
     8.8    Severability .............................................   49
     8.9    Miscellaneous ............................................   49
     8.10   Consent to Jurisdiction ..................................   49
     8.11   Counterparts .............................................   49

Exhibits

Exhibit A   Form of Shareholder Voting Agreement
Exhibit B   Form of Option Agreement
Exhibit C   Form of Bank Merger Agreement
Exhibit D   Form of License and Concurrent Use Agreement
Exhibit E   Form of Assignment of Marks and Domain Names
Exhibit F   Form of Tenant Estoppel
Exhibit G   Form of Landlord Estoppel
Exhibit H   Form of Legal Opinion of Vedder, Price, Kaufman & Kammholz
Exhibit I   Form of Legal Opinion of Kelley, Drye & Warren LLP


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

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into on May 30, 2001, by and among HASTEN BANCSHARES, an Indiana corporation ("Purchaser"), AL ACQUISITION CORP., an Indiana corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), HARRINGTON FINANCIAL GROUP, INC., an Indiana corporation (the "Company"), and Douglas T. Breeden (the "Majority Shareholder").

      WHEREAS, Purchaser and the Company desire to have Merger Sub merge with and into the Company (the "Merger"), as the result of which the Company will be the surviving corporate entity, with the Merger to be upon the terms and subject to the conditions set forth herein;

      WHEREAS, as an inducement to the willingness of Purchaser to enter into this Agreement, the Majority Shareholder (together with certain other shareholders of the Company) will, simultaneously with the execution and delivery of this Agreement by the parties hereto, enter into a Shareholder Voting Agreement in the form attached hereto as Exhibit A upon the terms and conditions set forth therein;

      WHEREAS, as an inducement to the willingness of Purchaser to enter into this Agreement, the Company will, simultaneously with the execution and delivery of this Agreement by the parties hereto, enter into an Option Agreement in an amount up to 19.9% of the outstanding shares of Company Common Stock in the form attached hereto as Exhibit B and

      WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company have each duly approved this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, Purchaser, Merger Sub and the Company agree as follows:

                                    ARTICLE I

                  DEFINITIONS; MERGER; CLOSING; EFFECTIVE TIME

      1.1 Definitions. In addition to capitalized terms otherwise defined herein, as used in this Agreement the following capitalized terms shall have the meanings provided in this Section 1.1:

      "Acquisition Transaction" means (i) a bona fide tender or exchange offer for at least 10% of the then outstanding shares of any class of capital stock of the Company by any Person other than Purchaser or an Affiliate of Purchaser,
(ii) a merger, consolidation or other business combination with the Company or the Bank involving any Person other than Purchaser or an Affiliate of Purchaser,
(iii) except for the Company Sales (as defined herein), any sale, lease, exchange, mortgage, pledge, transfer or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of the Company's consolidated assets, including stock of any of the Company's subsidiaries, to any Person other than Purchaser or an Affiliate of Purchaser,
(iv) the acquisition by any Person (other than Purchaser or an Affiliate of Purchaser) of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act, but including any shares that may be acquired pursuant to the exercise of any right, option, warrant or other agreement regardless of when such exercise may occur) of 10% or more of the then outstanding shares of any class of capital stock of the Company, including shares of capital stock currently owned by such Person, (v) any reclassification of securities or recapitalization of the Company or other similar transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security, including securities convertible into equity securities, of the Company which is owned by any Person other than Purchaser or an Affiliate of Purchaser, (vi) a public proxy or consent solicitation made to shareholders of the Company seeking proxies or consents in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company, (vii) the filing of an application or notice with an Applicable Governmental Authority or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions described in clauses (i) through (vi) above, or (viii) the making of a bona fide proposal to the Company or its shareholders by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions described in clauses
(i) through (vi) above;

      "Action" means any action (at law or equity), claim, counterclaim, suit, arbitration, inquiry, proceeding, administrative action or investigation by or before any court, arbitration association or governmental authority initiated by any Person, as defined below;

      "Affiliate" of, or a person "Affiliated" with, a specific person is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of this definition, "control" (including with correlative meanings, the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 5.13 hereof only, Harrington West Financial Group, Inc. and Smith Breeden Associates, Inc. shall not be deemed Affiliates of the Majority Shareholder;

      "Applicable Governmental Authorities" means the Federal Reserve, OCC, OTS, FDIC, U.S. Department of Justice, and any other federal or state governmental authority having jurisdiction over the Merger and/or the transactions contemplated herein;

      "Bank" means Harrington Bank, FSB, a federally-chartered stock savings bank that is wholly-owned by the Company, with its principal office at 722 E. Main Street, Richmond, Indiana;

      "Bank Common Stock" shall have the meaning given such term in Section 3.2(b) hereof;

      "Bank Merger" shall have the meaning given such term in Section 1.2(b),


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      "BIF" means the Bank Insurance Fund administered by the FDIC;

      "Branch Buyer" shall have the meaning given to such term in Section 3.26 hereof;

      "Cancellation Agreements" shall have the meaning given such term in
Section 5.9 hereof;

      "Closing" means the performance by the parties of all of the conditions set forth in Article VI, which shall take place as provided in Section 1.3 hereof;

      "Code" means the Internal Revenue Code of 1986, as amended;

      "Company Benefit Plans" means the plans, programs, arrangements and agreements described in Section 3.19(a) hereof;

      "Company Certificate" means a stock certificate evidencing ownership of shares of Company Common Stock;

      "Company Common Stock" means the common stock, $0.125 par value per share, of the Company;

      "Company Disclosure Schedule" shall have the meaning given such term in
Section 3.1(b) hereof;

      "Company Financial Statements" means the audited consolidated financial statements of the Company and the Company Subsidiaries contained, or incorporated by reference, in the Company's Annual Report on Form 10-K for the year most recently ended, as filed with the SEC, and as updated by the unaudited consolidated financial statements of the Company included as a part of the Company's Quarterly Reports on Form I0-Q filed with the SEC subsequent thereto;

      "Company Incentive Plan" means the Harrington Financial Group, Inc. Amended and Restated Stock Option Plan;

      "Company Permits" shall have the meaning given such term in Section 3.12;

      "Company Qualified Plans" shall have the meaning given to such term in
Section 3.19(b) hereof;

      "Company Regulatory Reports" shall have the meaning given to such term in
Section 3.21 hereof;

      "Company Report" shall have the meaning given to such term in Section 5.6(b) hereof;

      "Company Sales" shall have the meaning given to such term in Section 3.25 hereof;


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      "Company Sales Agreements" shall have the meaning given to such term in
Section 3.25 hereof;

      "Company Sales Buyer" shall have the meaning given to such term in Section
3.25 hereof;

      "Company Subsidiary" shall mean each of the Bank and any of the Non-Bank Subsidiaries individually or collectively, the "Company Subsidiaries";

      "Confidentiality Agreement" means that agreement dated February 6, 2001 between Purchaser and Keefe, Bruyette & Woods, Inc., as agent for the Company;

      "Cure Period" shall have the meaning given to such term in Section 5.5(b) hereof;

      "Disclosure Schedule Updates" shall have the meaning given such term in
Section 5.5(b) hereof;

      "Effective Time" means the time at which the articles of merger relating to the Merger to be filed pursuant to Section 1.3 hereof shall become effective in accordance with the IBCL;

      "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, orders, policies, or decrees and the like, whether now existing or subsequently enacted or amended, relating to public health or safety, worker health or safety, pollution or protection of human health or the environment, including natural resources, including but not limited to the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act ("RCRA"). 42 U.S.C. ss. 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq. and any similar or implementing state or local law, which governs: (1) the existence, clean-up, removal and/or remedy of contamination or threat of contamination on or about real property; (2) the emission or discharge of Hazardous Materials or contaminants into the environment; (3) the control of Hazardous Materials or contaminants; or (4) the use, generation, or transport, treatment, storage, disposal, removal, recycling, handling, or recovery of Hazardous Materials;

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

      "Exchange Agent" means American Stock Transfer & Trust Company, as agent for the purpose of effectuating the exchange of Company Certificates for the Merger Consideration in accordance with Article II hereof;

      "FDIC" means the Federal Deposit Insurance Corporation;

      "Federal Reserve" means the Board of Governors of the Federal Reserve System;


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      "FHLBI" means the Federal Home Loan Bank of Indianapolis;

      "FICO" means the credit scoring system developed by Fair Issacs;

      "First National" shall have the meaning given such term in Section 1.2(b) hereof;

      "First National Common Stock" shall have the meaning given such term in
Section 4.1(c) hereof;

      "GAAP" means generally accepted accounting principles consistently applied;

      "Hazardous Materials" means any material or substance: (1) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other Environmental Laws, and amendments thereto and regulations promulgated thereunder; (2) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (3) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder; (4) containing polychlorinated biphenyls; (5) containing asbestos; (6) which is radioactive; (7) which is biologically hazardous; (8) the presence of which requires investigation or remediation under any federal, state, or local statute, regulation, ordinance, policy or other Environmental Laws; (9) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse affect on the environment under Environmental Laws; or (10) any toxic, explosive, dangerous, corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority;

      "HOLA" means the Federal Home Owners' Loan Act, as amended;

      "IBCL" means the Indiana Business Corporation Law, as amended;

      "Immediate Family" means a person's spouse, parents, in-laws, children and siblings;

      "Intellectual Property" shall have the meaning given such term in Section
3.18 hereof;

      "IRS" means the Internal Revenue Service;

      "Kansas Branch" shall have the meaning given such term in Section 3.25 hereof;

      "Knowledge" or "to the knowledge of" means to the knowledge of Douglas T. Breeden, Russell Breeden III, Craig J. Cerny, Randy J. Collier, John E. Fleener, Gary Krieder, David Fennimore, Jim Matson, Jan Jones and Cathy Habschmidt;

      "Mark Agreements" shall have the meaning given such term in Section 5.15 hereof;


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

      "Material Adverse Effect" means, with respect to an entity, any condition, event, change or occurrence that has or may reasonably be expected to have a material adverse change on the business, operations, results of operations or financial condition of such entity on a consolidated basis but shall not include an adverse change with respect to, or effect on such entity resulting from (1) reasonable expenses incurred in connection with the transactions contemplated hereby, (2) changes in general economic conditions (including, without limitation, increases or decreases in market rates of interest or in the prices paid for shares of Company Common Stock or publicly-traded securities generally), (3) any change in a law, rule or regulation generally applicable to financial institutions, (4) any change in GAAP or regulatory accounting principles, as such would apply to the financial statements of such entity or
(5) actions taken or to be taken by the Company, the Bank or any Non-Bank Subsidiary of the Company or the Bank in accordance with the specific terms of this Agreement or based upon the written request of Purchaser pursuant to this Agreement;

      "Merger" means the merger of Merger Sub with and into the Company pursuant to Section 1.2(a) hereof;

      "Merger Consideration" means the right to receive $12.4916 in cash per share of Company Common Stock, into which shares of Company Common Stock shall be converted in the Merger pursuant to Section 2.1(a) hereof; subject to the right of option holders to receive the amount described in Section 2.1(c) below and subject to the limitations of Section 2.3 below;

      "Mortgaged Premises" shall mean each (1) real property interest (including without limitation any fee or leasehold interest) which is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to the Bank a lien on or security interest in such real property interest and (2) any other real property interest upon which is situated assets or other property affected or encumbered by any document or instrument granting to the Bank a lien thereon or security interest therein;

      "Non-Bank Subsidiary" means each corporation, partnership, limited liability company or similar entity of which the Company or the Bank owns, directly or indirectly, at least twenty-five percent (25%) of the issued and outstanding voting stock, including without limitation, Harrington Wealth Management, an Indiana corporation; and Pine Tree Mortgage Corporation, a North Carolina corporation;

      "North Carolina Branch" shall have the meaning given such term in Section
3.25 hereof;

      "OCC" means the Office of Comptroller of the Currency;

      "Option Agreement" means that certain Option Agreement of even date herewith pursuant to which the Company has granted Purchaser the right to purchase from the Company shares of Company Common Stock, subject to certain conditions precedent, and has granted to Purchaser certain other rights;

      "OTS" means the Office of Thrift Supervision;

      "PBGC" means the Pension Benefit Guaranty Corporation;

      "Person" means any individual, corporation, association, partnership, joint venture, other entity, government or governmental department or agency;

      "Properties" means (1) the real estate owned or leased by the Company and the Company Subsidiaries and used as a banking or mortgage-related facility; (2) other real estate owned ("REO") by the Bank or any Non-Bank Subsidiary as defined by any federal or state financial institution regulatory agency with regulatory authority for the Bank; (3) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Bank or any Non-Bank Subsidiary; (4) real estate that is held in trust for others by the Bank; (5) real estate owned or leased by the Company, the Bank or any Non-Bank Subsidiary or owned or leased by a partnership or joint venture in which the Company, the Bank or any Non-Bank Subsidiary has an ownership interest; and (6) the Mortgaged Premises;

      "Proxy Statement" means the proxy statement to be used by the Company in connection with the solicitation by its Board of Directors of proxies for use at the meeting of its shareholders to be convened for the purpose of voting on the Merger, pursuant to Section 5.7 hereof;

      "Regulatory Approvals" means the approval of the Merger and transactions contemplated herein of the Applicable Governmental Authorities;

      "SAIF" means the Savings Association Insurance Fund administered by the FDIC;

      "SEC" means the Securities and Exchange Commission;

      "Surviving Corporation" shall have the meaning given such term in Section 1.2(a) hereof;

      "Total Shareholders' Equity" means the capital stock, capital surplus and retained earnings as determined under GAAP, provided, however, for purposes of determining the Total Shareholders' Equity of the Company hereunder, such calculation shall exclude: (i) any and all adjustments which would occur as a result of payment for outstanding options by the Company pursuant to Section 5.9 hereof; (ii) any and all adjustments made pursuant to FAS 133; (iii) any and all adjustments which would result from provisions to the allowance for loan and lease losses for loans originated by the Bank (other than the Kansas Branch or the North Carolina Branch) following the date hereof, and (iv) reasonable expenses incurred in connection with the transactions contemplated hereby including (A) audit and accounting fees, (B) short period tax return preparation fees, (C) environmental assessment costs, (D) investment banking fees, (E) legal fees and expenses, (F) Exchange Agent fees, (G) Fiserv deconversion costs, (H) the bonus payments set forth on Schedule 3.19(a)(1) to the Company Disclosure Schedule and (I) the severance payment set forth on Section 5.1(d) to the

Company Disclosure Schedule (such expenses not to exceed $920,000 in the aggregate for purposes of this clause (iv));

      "Voting Debt" shall have the meaning given such term in Section 3.2(a) hereof; and

      "1934 Act" means the Securities Exchange Act of 1934, as amended.

      1.2 The Merger. (a) Subject to the terms and conditions of this Agreement, including the receipt of all requisite regulatory and shareholder approvals, the Company and Merger Sub shall consummate the Merger, pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall become a wholly-owned subsidiary of Purchaser, (iii) the Company shall continue to be governed by the laws of the State of Indiana with all its rights, privileges, powers and franchises unaffected by the Merger, and (iv) the Surviving Corporation shall possess all assets and property of every description, and every interest in the assets and property, contingent or otherwise, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of each of the Company and Merger Sub, and all obligations belonging or due to each of the Company or Merger Sub, all of which shall vest in the Surviving Corporation without further act or deed.

            (b) Following the consummation of the Merger, Purchaser shall cause the Bank to be merged with and into First National Bank and Trust, a wholly owned subsidiary of the Purchaser ("First National"), (the "Bank Merger") pursuant to the terms of the Agreement of Merger, the form of which is attached hereto as Exhibit C (the "Bank Merger Agreement"). Purchaser and the Company shall take all necessary actions to permit the Bank Merger to occur immediately following the consummation of the Merger.

            (c) The Company will cooperate in the preparation by Purchaser and Merger Sub of such applications to the Applicable Governmental Authorities and any other regulatory authorities as may be necessary in connection with all governmental approvals requisite to the consummation of the transactions contemplated hereby. Purchaser and the Company will each cooperate in the preparation of such applications, statements or materials as may be required to be furnished to the shareholders of the Company or filed or submitted to Applicable Governmental Authorities in connection with the Merger, the Bank Merger and with solicitation of the approval by shareholders of the Company in respect thereof.

      1.3 Closing; Effective Time. The Closing of the Merger shall take place on a date which (a) shall be no later than five (5) business days after (i) the last of the conditions set forth in Sections 6.1(a), 6.1(b), 6.2(e) and 6.3(g) has been fulfilled or waived, and (ii) the calculation of Total Shareholders' Equity (pursuant to Section 2.3) has been completed and any disputes thereunder resolved in accordance with Section 2.3, or (b) is mutually agreed upon by the parties at 10:00 a.m. at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Suite 2600, Chicago, Illinois (or such other location or time as mutually agreed upon by the parties).


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

The Merger shall become effective upon the filing, on the day of Closing or as soon thereafter as is practicable, of the articles of merger as provided in the IBCL.

      1.4 Articles of Incorporation; Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and Bylaws, respectively, of the Surviving Corporation.

      1.5 Directors and Officers. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SHARES IN THE MERGER; MAXIMUM MERGER
                                  CONSIDERATION

      2.1 Terms of Merger. Upon the Merger becoming effective:

            (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger, shall, ipso facto and without any action on the part of the holder thereof; become and be converted into the right to receive the Merger Consideration. The certificates representing outstanding Company Common Stock shall, after the Effective Time of the Merger, represent only the right to receive the Merger Consideration from Purchaser. Each holder of Company Common Stock, upon surrender to the Exchange Agent, in proper form for cancellation, of the Company Certificate(s), shall be entitled to receive a check from the Exchange Agent in an appropriate amount of Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding Company Common Stock shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no transfer on the stock transfer books of the Company of Company Common Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

            (b) Each share of common stock of Merger Sub issued and outstanding at the Effective Time of the Merger shall, ipso facto and without any action on the part of the holder thereof; continue as one share of the common stock of the Surviving Corporation and all of such shares of common stock of the Surviving Corporation shall be owned by Purchaser. Outstanding certificates representing shares of common stock of Merger Sub shall be deemed to represent an identical number of shares of common stock of the Surviving Corporation.

            (c) Each option granted under the Company Incentive Plan issued and outstanding immediately prior to the Effective Time shall ipso facto and without any action on the part of holders thereof, become and be converted into the right to receive the difference between the Merger Consideration and the applicable option exercise price.

      2.2 Payment for Shares. At and from time to time after the Effective Time, Purchaser shall make available or cause to be made available to the Exchange Agent amounts sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Merger Consideration hereof to holders of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Purchaser shall use its best efforts to cause to be mailed, within three (3) business days of the Effective Time, to each person who was, at the Effective Time, a holder of record of issued and outstanding Company Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the Company Certificate(s) which, immediately prior to the Effective Time, represented such shares. Upon surrender to the Exchange Agent of such certificates (or such documentation as is acceptable to and required by the Exchange Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Exchange Agent shall promptly cause to be paid to the Persons entitled thereto a check in the amount to which such Persons are entitled, after giving effect to any required tax withholdings. If payment is to be made to a Person other than the registered holder of the Company Certificate(s) surrendered, it shall be a condition of such payment that the Company Certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Company Certificate(s) surrendered or established to the satisfaction of Purchaser or the Exchange Agent that such tax has been paid or is not applicable. One Hundred Eighty (180) days following the Effective Time, Purchaser shall be entitled to cause the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Exchange Agent which have not been disbursed to holders of certificates formerly representing Company Common Stock outstanding at the Effective Time, and thereafter such holders shall be entitled to look to Purchaser only as a general creditor thereof with respect to the cash payable upon due surrender of their Company Certificates. Notwithstanding anything in this Article II or elsewhere in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws. The Exchange Agent shall also deliver to Purchaser a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their Company Certificates to receive the Merger Consideration to which they are entitled.

      2.3 Calculation of Total Shareholders' Equity. (a) Five (5) business days prior to the scheduled Closing, the Company shall provide to the Purchaser a calculation of the Total Shareholders' Equity as of a date not to exceed ten
(10) days prior to the scheduled Closing ("Total Shareholders' Equity Statement"). Such Total Shareholders' Equity Statement shall be prepared by the Company's regular, independent certified public accountant or a mutually agreed independent certified public accountant.

            (b) If Purchaser notifies the Company of its objection to the Total Shareholders' Equity Statement within two (2) business days after receipt of the Total Shareholders' Equity Statement from the Company, the Company and Purchaser shall, within ten (10) days (or such longer period as the parties may agree) following such notice (the "Resolution Period"), attempt to resolve their differences, and any resolution by them as to any disputed amounts shall be deemed to be mutually agreed upon by the Company and the Purchaser. If, at the end of the Resolution Period, the amounts remaining in dispute ("Unresolved Changes") are not agreed to by the Purchaser and the Company, the Unresolved Changes shall be submitted to KPMG LLP (the "Neutral Auditors") within five (5) days after the expiration of the Resolution Period. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne and paid pro rata by the Company and the Purchaser in proportion to the allocation of the dollar amount of the Unresolved Changes between the Company and the Purchaser made by the Neutral Auditors such that the party with whom the Neutral Auditors, in the aggregate, agree more closely pays a lesser proportion of such fees and expenses. The Neutral Auditors' resolution of Unresolved Changes, shall be made within 30 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to the Company and the Purchaser and shall be deemed to be mutually agreed upon by the Company and the Purchaser. Any scheduled Closing hereof shall be delayed to permit resolution of the Total Shareholders' Equity Statement pursuant to this Section 2.3(b).

      2.4 Maximum Merger Consideration. Notwithstanding anything contained herein to the contrary, the maximum amount of Merger Consideration to be paid for the Company Common Stock and the maximum amount to be paid for options pursuant to Section 2.1(c) above shall, in the aggregate, equal Forty Million Dollars ($40,000,000).

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Purchaser that each of the following statements is true and correct on the date hereof:

      3.1 Organization, Standing and Power. (a) The Company is duly organized and existing as a corporation under the laws of the State of Indiana and is registered with the OTS as a savings and loan holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Neither the scope of the business of the Company nor the location of any of its properties requires that it be licensed to do business in any jurisdiction other than the State of Indiana, the State of Kansas and the State of North Carolina. The Company is properly licensed to do business in the States of Indiana and Kansas. True and correct copies of the Company's Articles of Incorporation and Bylaws, both as amended to the date hereof, have been delivered to Purchaser prior to the date hereof.

            (b) The Bank is duly organized and existing as a federally-chartered stock savings bank under HOLA and is authorized by the OTS to conduct a savings bank business. The Bank is a member of the FHLBI, and its deposits are insured by the SAIF in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Bank's Charter and Bylaws, both as amended to the date hereof, are attached hereto as Schedule 3.1(b) to the Company's disclosure schedule attached hereto and made a part hereof (together with all the other schedules, the "Company Disclosure Schedules").

            (c) Each Non-Bank Subsidiary is duly organized and existing as a corporation under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation in each other state or jurisdiction in which the ownership of property or the conduct of business requires such licensing or qualification. Each Non-Bank Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. True and correct copies of the Certificate of Incorporation or Articles of Incorporation, as the case may be, and Bylaws of each Non-Bank Subsidiary are attached hereto as
Schedule 3.1(c) to the Company Disclosure Schedule.

      3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock, of which 3,129,670 shares were issued and outstanding as of the date hereof; and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding. All of the outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable. Except for the option granted to Purchaser pursuant to the Option Agreement and except for stock options covering 209,900 shares of Company Common Stock granted pursuant to the Company Incentive Plan and outstanding as of the date hereof, there are no outstanding options, warrants or other rights in or with respect to the unissued shares of Company Common Stock nor any securities convertible into such stock; and the Company is not obligated to issue any additional shares of Company Common Stock or any additional options, warrants or other rights in or with respect to the unissued shares of Company Common Stock or any other securities convertible into Company Common Stock. The Company does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors ("Voting Debt"), nor does the Company have outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating the Company or any of its subsidiaries to issue or sell any Voting Debt. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of its capital stock.

            (b) The authorized capital stock of the Bank consists solely of 1,500,000 shares of common stock, par value $1.00 per share ("Bank Common Stock"), 486,293 of which are issued and outstanding. All of the outstanding shares of the Bank Common Stock are validly issued, fully paid and nonassessable and are owned by the Company, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of the Bank Common Stock nor any securities convertible into such stock and the Bank is not obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of the Bank Common Stock or any other securities convertible into such common stock.

            (c) Except as set forth on Schedule 3.2(c) to the Company Disclosure Schedule, all of the outstanding shares of common stock of each Non-Bank Subsidiary are validly issued, fully paid and nonassessable and are owned by the Company or the Bank, free and clear of all liens and encumbrances. There are no outstanding options, warrants or other rights in or with respect to the unissued shares of each Non-Bank Subsidiary's common stock nor any securities convertible into such stock and no Non-Bank Subsidiary is obligated to issue any additional shares of its common stock or any additional options, warrants or other rights in or with respect to the unissued shares of its common stock or any other securities convertible into such common stock.

      3.3 Subsidiaries. Except for the Bank and the Non-Bank Subsidiaries, and except as set forth on Schedule 3.3 to the Company Disclosure Schedule, neither the Company nor the Bank owns or holds, directly or indirectly, any equity interest in any Person that is not readily marketable on a nationally recognized exchange or securities market.

      3.4 Company Financial Statements; Absence of Liabilities. (a) There have been delivered by the Company to Purchaser copies of the Company Financial Statements. The Company Financial Statements: (i) fairly present the consolidated financial condition of the Company and its subsidiaries as of the respective dates indicated and its consolidated results of operations and the consolidated changes in its shareholders' equity and cash flows for the respective periods indicated, except for the unaudited consolidated financial statements of the Company and the Company Subsidiaries, which are subject to normal year-end adjustments; (ii) have been prepared in accordance with GAAP, except as stated therein and except that unaudited consolidated financial statements may not include all footnote disclosures required by GAAP; (iii) are based on the books and records of the Company and the Company Subsidiaries; and
(iv) contain and reflect reserves for all material accrued liabilities as of the date thereof and for all reasonably anticipated losses as of the date thereof, including (but not limited to) adequate reserves for reasonably anticipated loan and other losses.

            (b) The Company has no liabilities or obligations, either accrued or contingent, which are material to it and which have not been reflected or disclosed in the Company Financial Statements other than liabilities and obligations incurred subsequent to June 30, 2000 in the ordinary course of business or as set forth on any Company Disclosure Schedule hereto. The Company does not know of any basis for the assertion against it of any liability, obligation or claim (including, without limitation, that of any regulatory authority) that might result in or cause a Material Adverse Effect which is not fairly reflected in the Company Financial Statements filed with the SEC subsequent to the filing of the Company's most recent Annual Report on Form 10-K.

      3.5 Authority of the Company; No Violation. (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval by the majority of its shareholders, to consummate the Merger and the transactions contemplated hereby and the

Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the Bank Merger and the transactions contemplated thereby. The execution and delivery by the Company of this Agreement, the execution and delivery by the Bank of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company (other than as described in the immediately preceding sentence) and the Bank. and this Agreement and the Bank Merger Agreement have been duly executed and delivered by the Company, and the Bank, respectively, and are valid and binding obligations of the Company and the Bank, enforceable in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law. All of the conditions specified in the Company's Articles of Incorporation and Bylaws have been met, and approval of this Agreement and the Merger by the shareholders of the Company requires only the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the meeting of shareholders to be held pursuant to Section 5.7 hereof.

            (b) Except as set forth on Schedule 3.5 to the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, the execution and delivery by the Bank of the Bank Merger Agreement, the consummation of the transactions contemplated herein and therein, nor compliance by the Company or the Bank with any of the provisions hereof or thereof will:
(i) conflict with or result in a breach of any provision of its Articles of Incorporation or Charter (as applicable) or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration, or any right to acquire any securities, (other than the options currently outstanding under the Company Incentive Plan), or assets, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, lease agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party, by which the Company or any Company Subsidiary or any of their respective properties or assets is bound, if in any such circumstances such event could have a Material Adverse Effect on the Company or (iii) assuming that the consents and approvals set forth herein are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets, the result of which could have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.5 to the Company Disclosure Schedule, no consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of the Company, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by the Company of this Agreement, by the Bank of the Bank Merger Agreement, or the consummation by the Company or the Bank of the transactions contemplated hereby and thereby, except (A) the approval of this Agreement and the transactions contemplated hereby by the shareholders of the Company, and (B) such approvals of the Applicable Governmental Authorities that are required by law or regulation to approve the transactions contemplated by this Agreement and the Bank Merger Agreement.

      3.6 Insurance. The Company and each Company Subsidiary have in full force and effect policies of insurance (including, without limitation, a blanket bond, fire, third-party liability, use and occupancy), with respect to their assets and business, against such casualties and contingencies and in such amounts, types and forms as are appropriate for their business, operations, properties and assets and as are usual and customary in the industry of which they are a part.

      3.7 Books and Records. The minute books of the Company and each Company Subsidiary contain, in all material respects, true and accurate records of all meetings and actions taken by their Boards of Directors, any committee thereof and their shareholders, and the books and records of the Company and each Company Subsidiary truly and accurately reflect in all material respects their respective businesses and affairs.

      3.8 Title to Assets. The Company and each Company Subsidiary have good and marketable title to all properties and assets, other than real property, owned or stated to be owned by them, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except for: (a) encumbrances reflected in the Company Financial Statements or described in the notes thereto; (b) liens for current taxes not yet due; (c) liens incurred in the ordinary course of business; or (d) encumbrances, if any, which are not substantial in character, amount or extent or which do not materially detract from the value, or interfere with present use of the property subject thereto or affected thereby, or otherwise materially impair the conduct of business of the Company or the Company Subsidiaries.

      3.9 Real Properties. Schedule 3.9 to the Company Disclosure Schedule contains a list of real properties owned or leased by the Company or any Company Subsidiary and contains, among other things, an accurate summary of all material commitments which the Company or any Company Subsidiary have to improve real estate owned by them. True, correct and complete copies of all leases in which the Company or any Company Subsidiary is either a lessor or a lessee is set forth in Schedule 3.9. The Company and each Company Subsidiary have good and marketable title to all the real properties, and valid leasehold interests in the leaseholds, described in Schedule 3.9 to the Company Disclosure Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for: (a) rights of lessors, co-lessees or sublessees in such matters which are reflected in the lease; (b) current taxes not yet due and payable; (c) such imperfections of title and encumbrances, if any, as do not materially detract from the value of or materially interfere with the present use of such property; and (d) except as described in Schedule 3.9 to the Company Disclosure Schedule.

      3.10 Litigation. Except as set forth on Schedule 3.10 to the Company Disclosure Schedule, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or against any of their respective directors or officers relating to the performance of their duties in such capacities. No Action described on Schedule 3.10 to the Company Disclosure Schedule would, if adversely determined, have a Material Adverse Effect on the Company or any Company Subsidiary or could reasonably be expected to involve a payment by the Company or any Company Subsidiary of more than $25,000 in excess of applicable insurance coverage currently in effect. Except as set forth on Schedule 3.10 to the Company Disclosure Schedule, there are no material judgments, decrees, stipulations or orders against the Company or any Company Subsidiary enjoining them or any of their directors or officers in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

      3.11 Taxes (a) The Company and each Company Subsidiary has filed all federal and all state and local tax returns required to be filed by it (all such returns being accurate and complete in all material respects) including, but not limited to, returns relating to income tax, franchise tax, real and personal property tax, sales and use tax, premium tax, excise tax and other tax returns of every character required to be filed by it and has paid (where payment is required to have been made) all taxes, together with any interest and penalties owing in connection therewith, shown on such returns to be due in respect of the periods covered by such returns, other than taxes which are being contested in good faith and for which adequate reserves have been established and reflected on the books and records of the Company and the Company Subsidiaries. Without limiting the foregoing, the Company and each Company Subsidiary has filed all required payroll tax returns, has fulfilled all tax withholding obligations and has paid over to the appropriate governmental authorities the proper amounts with respect to the foregoing to the extent such amounts are due. The tax and audit positions taken by the Company and each Company Subsidiary in connection with the tax returns described in the preceding sentences were reasonable and asserted in good faith. Adequate provision has been made in the books and records of the Company and each Company Subsidiary and, to the extent required by GAAP, reflected in the Company Financial Statements, for all tax liabilities, including interest or penalties, whether or not due and payable and whether or not disputed, with respect to any and all federal, foreign, state, local and other taxes of any kind or nature for the periods covered by the Company Financial Statements and for all prior periods. The IRS has examined, or the statute of limitations has expired with respect to, the federal tax returns of the Company and each Company Subsidiary (to the extent not filed as part of a consolidated return of the Company) for all taxable years ending prior to and including June 30, 1994. Schedule 3.11 to the Company Disclosure Schedule sets forth (a) the date or dates through which any federal, state, local or other taxing authority has examined any other tax returns of the Company or the Company Subsidiaries; (b) a complete list of each year for which any federal, state or local tax authority has obtained or has requested an extension of the statute of limitations from the Company or the Company Subsidiaries and lists each tax case of the Company or the Company Subsidiaries currently pending in audit, at the administrative appeals level or in litigation; and (c) the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to the Company within the last 12 months. Schedule 3.11 to the Company Disclosure Schedule also identifies any examination by taxing authorities of the federal, state or local tax returns of the Company or the Company Subsidiaries which have taken place since July 1, 1997, and which have not been closed and completed without unresolved matters. To the knowledge of the Company, neither the IRS nor any state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth in Schedule 3.11 to the Company Disclosure Schedule. All taxes which the Company or any Company Subsidiary has been required to collect or withhold (other than backup withholdings pursuant to Section 3406 of the Code) have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. With respect to backup withholdings, the Company and each Company Subsidiary have exercised the degree of care required under Section 6724 of the Code to avoid the imposition of any penalties for failure to obtain certified and correct taxpayer identification numbers from payees or for failure to make backup withholdings.

            (b) Set forth on Schedule 3.11 to the Company Disclosure Schedule is a complete list of all material tax elections made by the Company or any Company Subsidiary on any income tax return filed during the past five years which have the effect of deferring the realization of an item of income to a period after the period for which such item of income was reported on the financial statements of the Company or any Company Subsidiary, or accelerating an item of deduction to a period prior to the period for which the corresponding item of loss or expense was reported on the financial statements. Neither the Company nor any Company Subsidiary is a party to, has any liability under or is bound by, any tax indemnity, tax sharing or tax allocation agreement other than as described in Schedule 3.11 to the Company Disclosure Schedule. There are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code ("Affiliated Group"), other than as a common parent corporation, and, except for those Non-Bank Subsidiaries, that have been acquired by the Company, no Company Subsidiary has ever been a member of an Affiliated Group except where the Company was the common parent of the Affiliated Group. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any liability for the taxes of any person, corporation, association, partnership, limited liability company, or other entity (other than the Company and the Company Subsidiaries) under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise.

            (c) Neither the Company nor any Company Subsidiary has agreed to, or to the knowledge of the Company is required to, make any adjustments under
Section 481(a) of the Code by reason of a change in accounting method or otherwise. Neither the Company nor any Company Subsidiary is a "United States Real Property Holding Corporation" as defined in Section 897 of the Code. Neither the Company nor any Company Subsidiary has filed a consent under Section 341(f) of the Code.

      3.12 Compliance with Applicable Laws; Company Permits. The Company and each Company Subsidiary holds all permits, licenses, variances, exemptions, orders and approvals of all governmental entities which are necessary for the operation of the businesses of the Company and each Company Subsidiary (the "Company Permits"). All of the material Company Permits are listed on Schedule
3.12 to the Company Disclosure Schedule. The Bank is an approved seller-servicer for the Federal National Mortgage Association ("FNMA") and as such holds all necessary permits, authorizations or approvals of FNMA necessary to carry on a mortgage banking business with such governmental agencies. The Bank is qualified to originate loans insured by the Federal Housing Administration and the Veteran's Administration. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of the Company Permits and all applicable laws and regulations.

      3.13 Performance of Obligations. The Company and each Company Subsidiary have performed in all material respects all material obligations required to be performed by them to date and are not in material default under or in material breach of any term or provision of any covenant, contract, lease, loan servicing agreement or arrangement, indenture or any other covenant to which they are a party, are subject or are otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach. Except for loans and leases made in the ordinary course of business, to the knowledge of the Company, no party with whom the Company or a Company Subsidiary has an agreement which is of material importance to the business of the Company or a Company Subsidiary is in material default thereunder.

      3.14 Employees. There are no controversies pending or threatened between, or related to, the Company or any Company Subsidiary and any of their employees which could have consequences that may reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations hereunder. Except as disclosed in the Company Financial Statements, all material sums due for employee compensation and benefits have been duly and adequately paid or accrued on its books in accordance with GAAP. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong.

      3.15 Material Contracts. (a) Except as described on Schedule 3.15 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any agreement or understanding described below:

                  (i) any agreement, arrangement or commitment not made in the ordinary course of business consistent with past practices that is material to the Company on a consolidated basis, or any contract, agreement or understanding relating to the sale or disposition by the Company or any Company Subsidiary or any significant assets or businesses of the Company or any Company Subsidiary;

                  (ii) any material agreement, indenture, credit agreement or other instrument relating to the borrowing of money by the Company or any Company Subsidiary (other than certificates of deposit and customary deposit instruments) or the guarantee by the Company or any such Company Subsidiary of any such obligation;

                  (iii) any contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction in the geographical area in which, or method by which, the Company and the Company Subsidiaries may carry on their respective businesses (other than as may be required by law or applicable regulatory authority);

                  (iv) any other contract or agreement that would be required to be disclosed as an exhibit to the Company's Annual Report on Form 10-K and which has not been so disclosed;

                  (v) any agreement or understanding which obligates the Company or any Company Subsidiary for a period in excess of one year, which has a value in excess of $25,000, to purchase, sell or provide services, materials, supplies, merchandise, facilities or equipment and which is not terminable without penalty on not more than thirty (30) days notice;

                  (vi) any agreement or understanding of any kind, except for deposit relationships or loans made prior to July 1, 2000, made in the ordinary course of business with any current director or executive officer of the Company or any Company Subsidiary or with any Affiliate thereof or any member of the Immediate Family of any such director or executive officer; or

                  (vii) any material agreement or understanding which would be terminable by any other party other than the Company, the Bank or any Non-Bank Subsidiary as a result of the consummation of the transactions contemplated by this Agreement.

            (b) True and correct copies of all documents identified in Schedule
3.15 to the Company Disclosure Schedule are attached hereto as Schedule 3.15 to the Company Disclosure Schedule.

      3.16 Absence of Certain Changes. Except as set forth in Schedule 3.16 to the Company Disclosure Schedule, since June 30, 2000, the business of the Company and the Bank (inclusive of the activities and operations of the Non-Bank Subsidiaries) has been conducted diligently and only in the ordinary course, in the same manner as theretofore conducted, and there has not been:

            (a) any change in the financial condition, results of operations, or business of the Company and the Bank, taken as a whole, which has had a Material Adverse Effect on the Company;

            (b) any damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate which has had a Material Adverse Effect on the Company;

            (c) any material contract, agreement, license or understanding which the Company or any Company Subsidiary has entered into or to which the Company or any Company Subsidiary is a party which has been terminated or amended other than in the ordinary course of business;

            (d) except for supplies or equipment purchased in the ordinary course of business, any capital expenditure exceeding individually or in the aggregate $25,000;

            (e) any labor trouble, dispute or problem of any character involving employees of the Company;

            (f) any change in accounting methods or practices by the Company or any Company Subsidiary, except as required by the rules of the American Institute of Certified Public Accountants ("AICPA"), the Financial Accounting Standards Board ("FASB"), the Applicable Governmental Authorities or GAAP;

            (g) any write-down of any asset in excess of $25,000 by the Company or any Company Subsidiary;

            (h) any increase in the salary schedule, compensation, rate, fee or commission of the Company or any Company Subsidiary employees, officers or directors, or the declaration, commitment or obligation of any kind for the payment by the Company or any Company Subsidiary of a bonus or other additional salary, compensation, fee or commission to any Person, except increases made in the ordinary course of business and consistent with past practices;

            (i) any sale, assignment or transfer of any assets in excess of $25,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed on Schedule 3.15 to the Company Disclosure Schedule;

            (j) any mortgage, pledge or encumbrance of any asset of the Company or any Company Subsidiary other than liens for taxes not yet due, except in the ordinary course of business and except as set forth in Sections 3.8 and 3.9 hereof;

            (k) any waiver or release of any material right or claim of the Company or any Company Subsidiary except in the ordinary course of business; and

            (l) except for the declaration or payment of regular quarterly cash dividends not in excess of $0.03 per share of Company Common Stock, any declaration, setting aside or payment of any dividend or distribution with respect to the Company Common Stock or the issuance of any shares of Company Common Stock or any other securities of the Company or any Company Subsidiary, except for stock options granted pursuant to the Company Incentive Plan and shares issued upon exercise thereof.

      3.17 Loans and Investments. All loans and investments of the Company and each Company Subsidiary are legal and enforceable in accordance with the terms thereof, except as may be limited by any bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by the exercise of judicial discretion. Except as set forth in Schedule 3.17 to the Company Disclosure Schedule, no loans or investments held by the Company or a Company Subsidiary with outstanding principal balances in excess of $50,000 are as of March 31, 2001(a) more than 90 days past due with respect to any scheduled payment of principal or interest, (b) classified as "loss," "doubtful," "substandard" or "special mention" by any federal regulators or by the Company's or a Company

Subsidiary's internal credit review system, (c) on a non-accrual status in accordance with the Company's or a Company Subsidiary's loan review procedures or (d) "renegotiated loans," as that term is defined in Financial Accounting Standards No. 15.

      3.18 Intellectual Properties. Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any Company Subsidiary for use in their respective businesses, and all licenses and other agreements relating thereto and all agreements relating to third party Intellectual Property that the Company or any Company Subsidiary is licensed or authorized to use in their businesses, including without limitation, any software licenses (collectively, the "Intellectual Property"). Except as set forth on Schedule 3.18 to the Company Disclosure Schedule, with respect to each item of Intellectual Property owned by the Company or any Company Subsidiary, the Company, or such Company Subsidiary possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance. With respect to each item of Intellectual Property that the Company or such Company Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and, to the knowledge of the Company, has not been breached by any party thereto. Neither the Company nor any Company Subsidiary has ever received (or to the knowledge of the Company, is threatened) any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any Company Subsidiary must license or refrain from using any intellectual property rights of a third party). To the knowledge of the Company, neither of the Company nor any Company Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any Company Subsidiary.

      3.19 Company Benefit Plans. (a) Schedule 3.19(a)(1) to the Company Disclosure Schedule contains a list of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation plan or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, employee stock ownership plan, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or any Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"). Except as set forth on Schedule 3.l9(a)(2) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains or has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions which would cause an increase in the liability to the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter including, but not limited to, termination of employment or directorship (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.19, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. Except as disclosed in
Schedule 3.19(a)(3) to the Company Disclosure Schedule, no Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA and neither the Company nor any Company has since June 30, 1996 maintained, sponsored or had an obligation to contribute to any such multiemployer plan. Except as disclosed on Schedule 3.19(a)(4) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has been notified by any Applicable Governmental Authority that any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary, is not in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities and, to the best knowledge of the Company or any Company Subsidiary, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Applicable Governmental Authorities.

            (b) Except as disclosed on Schedule 3.19(b) to the Company Disclosure Schedule, each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Company Qualified Plans") has been determined by the IRS to qualify under Section 401(a) of the Code, or an application for determination of such qualification has been or will be timely made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of each such determination letter or pending application has been provided to Purchaser by the Company), and, to the knowledge of the Company, there exist no circumstances that may adversely affect the qualified status of any such Company Qualified Plan. All such Company Qualified Plans established or maintained by the Company or the Company Subsidiaries or to which the Company or the Company Subsidiaries contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and nondiscrimination requirements in effect as of the Effective Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. All accrued contributions and other payments required to be made by the Company or any Company Subsidiary to any Company Benefit Plan through March 31, 2001, have been made or reserves adequate for such purposes as of March 31, 2001, have been set aside therefor and reflected in the Company Financial Statements dated as of March 31, 2001. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such plan and their beneficiaries in accordance with the terms of such Plan.

            (c) There is no pending or, to the Company's knowledge, threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by Company or any Company Subsidiary which alleges violations of applicable state or federal law which are reasonably likely to result in a liability on the part of the Company or any Company Subsidiary or any such Plan, and to the Company's knowledge there is no basis for any such claim.

            (d) The Company and the Company Subsidiaries and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such plan have been, in substantial compliance with, and each such plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such plan, including, without limitation, the rules and regulations promulgated by the United States Department of Labor, the PBGC and the IRS under ERISA, the Code or any other applicable law. To the knowledge of the Company, no "reportable event" (as defined in Section 4043(b) of ERISA) has occurred with respect to any Company Benefit Plan. To the knowledge of the Company, no Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under
Section 408 of ERISA or 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Section 601 of ERISA.

            (e) No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.

            (f) Except as disclosed on Schedule 3.19(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is a party to any agreement or any Company Benefit Plan that under any circumstances could obligate it, any Company Subsidiary, or any successor of either of them, to make any payment for which the deductibility for federal income tax purposes by the Company, any Company Subsidiary or any successor to the Company or any Company Subsidiary is or will be limited because of Section 162(m) or Section 280G of the Code.

            (g) Set forth on Schedule 3.19(g) of the Company Disclosure Schedule are copies of (i) each Company Benefit Plan (or a description with respect to any oral employee benefit plan, practice, policy or arrangement) and all amendments thereto, (ii) current summary plan descriptions of each Company Benefit Plan, (iii) each trust agreement, insurance policy or other instrument relating to funding of any Company Benefit Plan, (iv) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each Company Benefit Plan, (v) the most recent determination letter issued by the IRS with respect to each Company Qualified Plan and/or the pending application for a determination letter, (vi) the most recent available financial statements for each Company Benefit Plan that has assets, (vii) the most recent actuarial report for any Company Pension Plan and any other Company Benefit Plan that is a defined benefit pension plan (including, but not limited to, any nonqualified or supplemental plan), and if any such plan has been amended or been party to a plan merger subsequent to the date of such report, information substantially describing the financial effects of such amendment or plan merger,
(viii) the most recent audited financial statements for each Company Benefit Plan for which audited financial statements are required by ERISA, (ix) a listing of stock options awarded under the Company Incentive Plan, showing with respect to each holder thereof, the number of shares, the exercise price per share and a copy of the form of option agreements relating thereto, and (x) each officer or director for whom a deferred compensation or supplemental retirement benefit is maintained, showing the amounts due thereunder and the payment schedule thereof, and the respective amounts accrued in the Company Financial Statements dated June 30, 2000 and March 31, 2001.

            (h) Schedule 3.19(h) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

            (i) Schedules 3.19(i)(1) and (2) to the Company Disclosure Schedule list: (1) each officer of the Company and any Company Subsidiary and each director of Company and any Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the estimated amount of each such Change in Control Benefit and the basis of the calculation thereof, estimated compensation for 2001 based upon compensation received to the date of this Agreement, the individual's rate of compensation in effect on the date of this Agreement, the individual's participation in any Company Benefit Plan (including the Company Incentive Plans) and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1996 through 2000 as reported, and for calendar year 2001 as estimated to be reported, by the Company or an Company Subsidiary on Form W-2 or Form 1099; and (2) each other employee of Company or the Company Subsidiaries who may be eligible for a Change in Control Benefit, showing an estimated amount of each such Change in Control Benefit and the basis of the calculation thereof.

            (j) The Company and the Company Subsidiaries have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the IRS, the PBGC and the United States Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were and will be complete and accurate in all material respects as of the dates of such filings.

      3.20 Regulatory Approvals. To the knowledge of the Company, no fact or condition exists (other than a fact or condition relating solely to the Purchaser or First National) which the Company has reason to believe will prevent it, the Bank, the Purchaser or First National from obtaining approval of the Applicable Governmental Authorities to consummate the Merger, the Bank Merger and the transactions contemplated herein.

      3.21 Company Regulatory Reports. The Company has filed on a timely basis all proxy statements, reports and other documents required to be filed by it under the 1934 Act or HOLA after December 31, 1997 (collectively, the "Company Regulatory Reports"), and the Company has furnished Purchaser copies of its Annual Report on Form 10-K for the fiscal year ended June 30, 2000, and all quarterly and periodic reports and proxy statements filed under the 1934 Act by the Company after such date, each as filed with the SEC. Each Company Regulatory Report was in compliance in all material respects with the requirements of its respective report form and did not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

      3.22 Company Facilities. To the knowledge of the Company, all "alterations" (as such term is defined in the Americans with Disabilities Act and the regulations issued thereunder (collectively, the "ADA")) to the respective business of the Company, and each Company Subsidiary, including, without limitation, automated teller machines (collectively, the "Company Facilities") undertaken after January 26, 1992, are in compliance in all material respects with the ADA and any other local, state or federal law concerning accessibility for individuals with disabilities. To the knowledge of the Company, there are no investigations, proceedings or complaints, formal or informal, pending or overtly threatened against the Company, the Bank or any Non-Bank Subsidiary in connection with the Company Facilities under ADA, or any other local, state or federal law concerning accessibility for individuals with disabilities.

      3.23 Environmental Conditions. (a) Except as disclosed in Schedule 3.23 to the Company Disclosure Schedule, neither the Company nor a Company Subsidiary has received notice, or have any information which indicates that the Company or a Company Subsidiary will be receiving notice, of proceedings, claims or losses related to alleged violations of any Environmental Laws relating to the Properties or relating to the presence, discharge, release or disposal of Hazardous Materials on the Properties, or any property adjoining or adjacent to the Properties;

            (b) Neither the Company nor any Company Subsidiary has received notice as a potentially responsible party for any facility, site or location pursuant to CERCLA or other similar Environmental Law relating to the Properties;

            (c) The Company, and each Company Subsidiary, are, and to the knowledge of the Company have been, in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under the requirements of the Environmental Laws relating to the Properties, including, but not limited to:

                  (i) timely filing all notices, reports and other submissions required under all Environmental Laws;

                  (ii) timely applying for, obtaining, and maintaining compliance with all permits, certificates, approvals, licenses and other authorizations required under all Environmental Laws and, to the knowledge of the Company, its predecessors in interest have had all such required permits, and other authorizations and have been in compliance therewith;

                  (iii) Neither the Company or the Company Subsidiaries nor any predecessor in interest has ever caused or suffered any Hazardous Material to be disposed onto or into soils of the Properties;

                  (iv) No Hazardous Materials were disposed onto or into soils of the Properties; and

                  (v) There is no contamination or Hazardous Material in soils or groundwater of or beneath the Properties above levels that exceed remediation standards based on regulations, guidance or risk-based criteria or Environmental Laws warranting studies or remediation or both and no conditions exist at or on or under the Properties which constitute a violation of any Environmental Laws.

            (d) To the knowledge of the Company, there are no active underground storage tanks, or abandoned underground storage tanks, on or under the Properties;

            (e) To the knowledge of the Company, any underground storage tanks, previously active or abandoned, on or under the Properties have been removed together with any associated contaminated media in accordance with requirements applicable as of the date of this Agreement;

            (f) There are no liens under Environmental Laws on the Properties (exclusive of the Mortgaged Premises), and to the Company's knowledge, no government actions have been taken or are in process which could subject the Properties to such liens;

            (g) To the Company's knowledge, there have been no environmental investigations, audits, reviews or assessments of the Properties; and

            (h) Without limiting the generality of the foregoing, and subject to the foregoing, to the knowledge of the Company, there are no other facts, events or conditions relating to the past or present operations or facilities on the Properties which would give rise to any liability or investigatory, corrective or remedial obligation under any Environmental Laws or the common law.

      3.24 Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Company's Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's shareholders in connection therewith, and as amended or supplemented by the Company, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading; in no event, however, shall the Company be liable for any untrue statement of a material fact or omission to state a material fact in the Company's Proxy Statement made in reliance upon, and in conformity with, written information concerning Purchaser or Merger Sub furnished by Purchaser specifically for use in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations thereunder.

      3.25 Affiliate Transactions. Prior to the Effective Time, the Company will cause the sale of: (i) the Bank branch located at Suite 271, The Europa Center in Chapel Hill, North Carolina (the "North Carolina Branch"); (ii) the Bank branch located at 6300 Nall Road in Shawnee Mission, Kansas (the "Kansas Branch"); and (iii) the Company's fifty-one percent (51%) ownership interest in Harrington Wealth Management Company (collectively, the "Company Sales") to a Person or Persons affiliated with the Company through common ownership, or to one or more Persons unaffiliated with the Company (each, a "Company Sales Buyer"). The sale of the Kansas Branch and North Carolina Branch shall be, collectively, for at least a $7,000,000 deposit premium. The sale of the ownership interest in Harrington Wealth Management Company shall occur for an amount equal to at least its current carrying value as of the closing of such sale. Schedule 3.25 to the Company Disclosure Schedule contains true, correct and complete copies of the executed agreements including, but not limited to, the stock purchase agreement (in the case of the Company Sale of Harrington Wealth Management), the applicable purchase and assumption agreement and loan sale agreement (in the case of each of the Company Sales of the Kansas Branch and North Carolina branch) and the Mark Agreements (along with all schedules, exhibits and attachments thereto) (collectively, the "Company Sales Agreements") with respect to the Company Sales. The Company Sales shall be conducted on an "as is, where is" basis so that each Company Sales Buyer shall have no recourse against the Company or any Company Subsidiary or officer, director or employee thereof for any matters pertaining to the sale or operations of the assets so sold. In connection with the Company Sales involving the North Carolina Branch and the Kansas Branch, (a) all of the respective assets (under GAAP) of each such branch including, but not limited to, any and all leases, contracts, agreements, other real estate owned, customer accounts, loans, hedges, swaps, cash on hand and records are being purchased by the applicable Company Sales Buyer pursuant to the applicable Company Sales Agreement and (b) all of the respective liabilities (under GAAP) of each such branch including, but not limited to, any deposits, retail purchase accounts, leases, contractual obligations and all other obligations related to the assets are being assumed by the Company Sales Buyer pursuant to the applicable Company Sales Agreement. Following the Closing, neither the Company, the Bank nor the Purchaser shall be liable or have any obligations whatsoever in connection with, or relating to, the operations of the North Carolina Branch, the Kansas Branch or Harrington Wealth Management.

      3.26 Branch Sales. In connection with the sale of the Bank branches located at 5249 East Thompson Road and 1121 East Stop 11 Road in Indianapolis, Indiana to Union Bank & Trust Company of Indiana ("Branch Buyer"), the Company has not received from Branch Buyer any notice of any claim for indemnification, and no basis for any such claim exists nor has the Branch Buyer indicated its intention to pursue such claim.

      3.27 Insider Interests. No officer, director, or related interest (as defined in 12 C.F.R. ss.215) of such persons, of the Company or Company Subsidiary has any loan, credit or other contractual arrangement outstanding with the Company or Company Subsidiary which does not conform to applicable rules and regulations of the OTS and the Federal Reserve. No officer, director, or a related interest of such persons, of the Company or Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

      3.28 Fairness Opinion. The Board of Directors of the Company has received the written opinion of Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by shareholders of the Company in the Merger is fair to such shareholders from a financial point of view.

      3.29 Brokers and Finders. Except for the Company's agreement with Keefe, Bruyette & Woods, Inc., a copy of which has been furnished to Purchaser prior to the execution hereof, neither the Company nor a Company Subsidiary is a party to any agreement with any broker, finder or investment banker relating to the transactions contemplated hereby, and neither the execution of this Agreement nor the consummation of the transactions provided for herein will result in any liability to any broker or finder. Except for the fee payable to Keefe, Bruyette & Woods, Inc., the Company agrees to indemnify and hold Purchaser, Merger Sub and their Affiliates harmless with respect to any broker, finder or investment banker fee which any Person may claim or assert arising from any express or implied agreement or engagement by the Company or a Company Subsidiary.

      3.30 State Takeover Statutes. No state takeover statute or similar statute or regulation applies or purports to apply to the Merger, the Agreement, and the transactions contemplated by this Agreement.

      3.31 Accuracy of Information Furnished. The representations and warranties made by the Company in this Agreement and in the Company Disclosure Schedules do not contain any untrue statement of a material fact or omit to state any material fact which is necessary under the circumstances in order to make the statements contained herein or therein not misleading.

      3.32 Minimum Shareholder Equity. At the Effective Date, the Total Shareholders' Equity of the Company shall be not less than Twenty-One Million Seven Hundred Ninety-Five Thousand Dollars ($21,795,000).

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Company that each of the following statements is true and correct on the date hereof:

      4.1 Organization, Standing and Power. (a) Each of Purchaser and Merger Sub is duly organized and existing as a corporation under the laws of the State of Indiana. Purchaser is registered with the Federal Reserve as a bank holding company. Each of Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and each of Purchaser and Merger Sub is licensed to do business in each jurisdiction in which its ownership of property or the conduct of its business requires such licensing, except (i) where the failure to be so licensed would not have a material adverse effect on the ability of Purchaser and First National to consummate the transactions contemplated by this Agreement and (ii) where such failure will not have any financial penalties or consequences. Merger Sub was formed for the purpose of engaging in the Merger and has not engaged in any activities other than those necessary to effectuate the terms of this Agreement.

            (b) First National is duly organized and existing as a national banking association and is authorized by the OCC to conduct a commercial banking business. The deposits of First National are insured by BIF in the manner and to the extent provided by law. First National has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

            (c) The authorized capital stock of First National consists solely of 1,300,000 shares of common stock, par value $10.00 per share ("First National Common Stock"), 1,211,400 of which are issued and outstanding. All of the issued and outstanding shares of First National Common Stock are validly issued, fully paid and nonassessable and are owned by the Purchaser, free and clear of all liens and encumbrances.

      4.2 Authority; No Violation. (a) Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby and First National has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the Bank Merger and the transactions contemplated thereby. The execution and delivery by Purchaser and Merger Sub of this Agreement, and the execution and delivery by First National of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser, Merger Sub and First National and this Agreement, and the Bank Merger Agreement have been duly executed and delivered by Purchaser, Merger Sub, and First National, respectively, and constitutes the valid and binding obligations of Purchaser, Merger Sub and First National, enforceable against each of Purchaser, Merger Sub and First National in accordance with their respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, and other similar laws affecting creditors' rights generally, and (ii) general principles of equity regardless of whether asserted in a proceeding in equity or at law.

            (b) Neither the execution and delivery by Purchaser or Merger Sub of this Agreement, the execution and delivery by First National of the Bank Merger Agreement, the consummation of the transactions contemplated herein and therein, nor compliance by Purchaser, Merger Sub or First National with any of the provisions hereof or thereof, will: (i) conflict with or result in a breach of any provision of its Articles of Incorporation or Charter (as applicable) or Bylaws; (ii) constitute a breach of or result in a default, or give rise to any rights of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, franchise, license, permit, agreement or other instrument or obligation to which Purchaser, Merger Sub or First National is a party, or by which Purchaser, Merger Sub or First National or any of their respective properties or assets is bound, if in any such circumstances such event could have a material adverse effect on Purchaser; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, Merger Sub or First National or any of their respective properties or assets, the result of which could have a material adverse effect on Purchaser. No consent of, approval of, notice to or filing with any governmental authority having jurisdiction over any aspect of the business or assets of Purchaser, and no consent of, approval of or notice to or filing with any other Person is required in connection with the execution and delivery by Purchaser or Merger Sub of this Agreement, by First National of the Bank Merger Agreement, or the consummation by Purchaser, Merger Sub or First National of the transactions contemplated hereby, except for the Regulatory Approvals.

      4.3 Regulatory Approvals. To the knowledge of Purchaser, no fact or condition exists (other than a fact or condition relating solely to the Company or the Bank) which Purchaser has reason to believe will prevent it, the Company, the Bank or First National from obtaining any of the Regulatory Approvals.

      4.4 Litigation. There is no Action pending or threatened, or which reasonably should be expected to be commenced, against Purchaser, its subsidiaries or against any of their directors or officers that would impair the ability of Purchaser to perform its obligations hereunder.

      4.5 Adequate Funds. At the Effective Time, Purchaser will have sufficient finds and capital to carry out its obligations under this Agreement.

      4.6 Proxy Statement. None of the information to be supplied by Purchaser for inclusion in the Proxy Statement as of the time of its mailing and as of the time of the meeting of the Company's shareholders in connection therewith, and as amended or supplemented by Purchaser, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein not misleading.

      4.7 Accuracy of Information Furnished. The representations and warranties made by Purchaser in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact which is necessary in order to make the statements contained herein not misleading.

                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

      5.1 Conduct of Business by the Company. From the date of this Agreement to the Effective Time, the Company will operate its business and cause each Company Subsidiary to operate its business in the ordinary course and consistent with past practices, except as contemplated in Section 3.25. The Company will use all reasonable efforts to preserve intact the present business organizations of the Company, the Bank and each Non-Bank Subsidiary and maintain in effect all material licenses, permits and approvals of governmental authorities and agencies necessary for the conduct of its present business. Except as otherwise contemplated by this Agreement or as otherwise consented to or approved by Purchaser in writing, none of the Company, the Bank or any Non-Bank Subsidiary shall:

            (a) issue, sell, purchase or redeem or commit or agree to issue, sell, purchase or redeem any shares of its capital stock other than shares issued pursuant to the exercise of stock options outstanding on the date hereof, or any Voting Debt; or issue or create or grant any options, warrants or rights to purchase shares of its common stock; or issue, sell or authorize the issuance or sale of securities of any kind convertible into or exchangeable for shares of its capital stock or any Voting Debt; or declare, set aside or pay any dividend or make any distribution in respect of its capital stock except that (i) if funds are legally available therefor, the Company may declare and pay regular quarterly cash dividends at a rate per share of Company Common Stock not in excess of $0.03 per share, and (ii) the Bank and the Non-Bank Subsidiaries may pay dividends to the Company in amounts sufficient to enable the Company to pay its ordinary operating expenses and its accrued liabilities, including (but not limited to) accounting, legal, printing, investment banking, environmental testing and regulatory application fees, expenses and costs relating to the transactions contemplated hereby, provided, however, that no dividend shall be paid by the Bank or any Non-Bank Subsidiary if it is necessary for such entity to borrow funds to pay the dividend;

            (b) amend its Certificate or Articles of Incorporation (in the case of the Company or any Company Subsidiary), Charter (in the case of the Bank) or Bylaws;

            (c) except as set forth on Schedule 5.1(c) to the Company Disclosure Schedule, or as may be required pursuant to binding commitments existing as of the date hereof and set forth on Schedule 5.1(c) to the Company Disclosure Schedule, make any general or unusual increase in compensation or rate of compensation payable or to become payable to hourly, salaried or commissioned employees or officers, except for those which are normal, reasonable and consistent with past practices, nor enter into any written or oral employment agreement which by its terms cannot be terminated on thirty (30) days' notice or less without penalty;

            (d) except as set forth on Schedule 5.1(d) to the Company Disclosure Schedule, accrue, set aside, or pay to any officer or employee any bonus, profit-sharing, severance, retirement, insurance, death, fringe benefit, or other extraordinary compensation (except pursuant to pension, profit-sharing, bonus and other fringe benefit plans, agreements and arrangements presently in effect and in accordance with past practices) or adopt or amend any employee benefit plan;

            (e) except as set forth on Schedule 5.1(e) to the Company Disclosure Schedule, commit to purchase, sell, unwind, purchase or otherwise acquire or dispose of any derivative or synthetic mortgage product or enter into any interest rate swap transaction; provided, however, that Purchaser shall be deemed to have consented to any such purchase, sale or other transaction if it has not objected thereto within five (5) business days after receiving written notice thereof;

            (f) except for (i) conforming loans secured by one-to-four family residences in amounts less than $200,000, (ii) commercial loans originated in accordance with the Bank's underwriting standards as of the date hereof in amounts less than $100,000 per loan and $300,000 in the aggregate, (iii) home equity loans with a FICO score of not less than 625 and a loan to value ratio not in excess of 85%, (iv) home equity loans with a FICO score of not less than 650 and a loan to value ratio between 85% and 100%, (v) secured consumer loans with a FICO score of not less than 650, and (vi) unsecured consumer loans with a FICO score of 675, make any loan, loan commitment or renewal or extension thereof to any Person; provided, however, that Purchaser shall be deemed to have consented to any such loan or commitment if it has not objected thereto (A) in the case of any consumer loan, within three (3) business days after receiving written notice and reasonable detail thereof, and (B) in the case of all other loans, within five (5) business days after receiving written notice and reasonable detail thereof. Notwithstanding the foregoing, Purchaser's consent shall not be deemed necessary with respect to loans originated in the ordinary course of business and consistent with past practices at the Kansas Branch or North Carolina Branch; provided, however, Purchaser shall promptly receive written notice and reasonable detail of such loans and all such loans shall be transferred to a Company Sales Buyer pursuant to a Company Sales Agreement;

            (g) acquire any business entity or assets thereof, except as it relates to a foreclosure or other exercise of creditor's rights in the usual and ordinary course of its business;

            (h) enter into any contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets in a single transaction in excess of $25,000 in aggregate value (including, but not limited to, options or commodities or any tangible real or personal properties of the Company or any Company Subsidiary), including, but not limited to, the purchase and sale of mortgage loans and loan participations and the purchase and sale of readily marketable investment securities;

            (i) make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $25,000;

            (j) file any applications to relocate operations from existing locations;

            (k) create or incur any liabilities in excess of $25,000, other than the taking of deposits and other liabilities incurred in the ordinary course of business and consistent with past practices or as contemplated or permitted by or in connection with this Agreement and the consummation of the Merger;

            (l) except that the Company may offer (A) three concurrent certificate of deposit promotions with rates not to exceed the comparable maturity of the then current LIBOR rate (as determined by reference to The Wall Street Journal for the date of such promotion) on an annual percentage yield basis for maturities one year and under or the then current Federal Home Loan Bank advance rate for maturities over one year and (B) other certificates of deposits or other premiums on deposits with rates not to exceed the comparable maturity U.S. Treasury Note yield on an annual percentage yield basis as published by Bloomberg information services (Bloomberg.com); provided, however, the Kansas Branch and the North Carolina Branch shall be permitted to offer premiums on deposits in the ordinary course of business and consistent with past practices it being understood that all deposits at the Kansas Branch and the North Carolina Branch shall be transferred to a Company Sales Buyer pursuant to a Company Sales Agreement;

            (m) except as set forth on Schedule 5.1(m) to the Company Disclosure Schedule, create or incur or suffer to exist any mortgage, lien, pledge, security interest, charge, encumbrance or restriction of any kind against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $100,000, except for pledges or security interests given in connection with the acceptance of repurchase agreements or government deposits or Federal Home Loan Bank borrowings;

            (n) make or become a party to any contract or commitment in excess of $25,000, or renew, extend, amend or modify any contract or commitment in excess of $25,000, except in the usual and ordinary course of business or as otherwise contemplated or permitted by this Agreement;

            (o) discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $25,000, unless such discharge or satisfaction is covered by general or specific reserves;

            (p) pay any obligation or liability, absolute or contingent, in excess of $25,000 except liabilities shown on the Company Financial Statements or except in the usual and ordinary course of business or in connection with the transactions contemplated hereby;

            (q) institute, settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $25,000;

            (r) invest in any real estate, except for investments in REO as a result of foreclosure or deed in lieu of foreclosure;

            (s) enter into or amend any continuing contract or series of related contracts in excess of $25,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than thirty (30) days' notice and without payment of any amount as a penalty, bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

            (t) enter into or amend any contract, agreement or other transaction, with any officer, director or principal shareholder of the Company or any Affiliate of such person on terms that are less favorable to the Company than could be obtained from an unrelated third party on an arms' length basis;

            (u) change any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of management of the Company to respond to then current market or economic conditions or as may be required by the rules of the AICPA, the FASB or by applicable governmental authorities;

            (v) default under the terms of any agreement or understanding to which the Company or any Company Subsidiary is a party, and which, individually or together with other agreements or understandings with respect to which a default exists, would have a Material Adverse Effect on the Company; or

            (w) amend or modify any of the Company Sales Agreements.

      5.2 Filings and Approvals. Each party will use all reasonable efforts and will cooperate with the other parties in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain the Regulatory Approvals and approval and/or consents from any other applicable governmental or regulatory authorities for approval of the Merger and the Bank Merger contemplated by this Agreement, and provide copies of such applications, filings and related correspondence to the other parties. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other parties with a reasonable opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, the parties will use all reasonable efforts and cooperate with each other to obtain any consents or waivers from third parties that Purchaser reasonably deems to be necessary under any contract or agreement to which the Company or any Company Subsidiary is a party in order to prevent any breach or default from arising thereunder.

      5.3 Securities Reports. As soon as reasonably available, the Company shall deliver to Purchaser complete copies of all Quarterly Reports on Form l0-Q, all Current Reports on Form 8-K or any proxy materials filed hereafter with the SEC pursuant to the 1934 Act. The financial statements contained in such reports will be prepared in accordance with GAAP (except that the unaudited financial statements may not include all footnote disclosures required by GAAP and except for changes required by Applicable Governmental Authorities or by GAAP) and will present fairly the consolidated financial condition of the Company and each Company Subsidiary as of the dates indicated and for the periods then ended.

      5.4 No Acquisition Transaction. The Company will not, and will cause the Company Subsidiaries and its and the Company Subsidiaries' respective officers, directors, employees, agents and Affiliates not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any Person relating to any Acquisition Transaction, or, except to the extent required under applicable law for the discharge of the fiduciary duties of the Board of Directors of the Company, as advised in writing by counsel, participate in any negotiations in connection with or in furtherance of any Acquisition Transaction or permit any person other than Purchaser and its representatives to have any access to the facilities of, or furnish to any person other than Purchaser and its representatives any non-public information with respect to, the Company or any of the Company Subsidiaries in connection with or in furtherance of any of the foregoing. The Company shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than the Purchaser) conducted heretofore with respect to any of the foregoing. The Company shall immediately provide to Purchaser telephone notice of any such proposal or offer and shall promptly provide Purchaser with the name of the party seeking to engage in such discussions or negotiations, or requesting such information, and, after receipt of a written offer or proposal from such party, copies of any written offers, proposals, agreements or other documents with respect to such offer or proposal.

      5.5 Notification of Certain Matters. (a) Each party shall give prompt notice to the other parties of (i) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue, inaccurate or incomplete after the date hereof or, in case of any representation or warranty given as of a specific date, would be likely to cause any such representation on its part contained in this Agreement to be untrue, inaccurate or incomplete in any material respect as of such specific date and (ii) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder.

            (b) From and after the date hereof to the Effective Time and at and as of the Effective Time, the Company shall supplement or amend any of its representations and warranties which apply to the period after the date hereof by delivering monthly updates to the Company Disclosure Schedule ("Disclosure Schedule Updates") to Purchaser with respect to any matter hereafter arising which, in the good faith judgment of the Company, would render any such representation or warranty after the date of this Agreement materially inaccurate or incomplete as a result of such matter arising. The Disclosure Schedule Updates shall be provided to Purchaser on or before the 25th day of each calendar month. Within twenty (20) days after receipt of any Disclosure Schedule Update (or if cure is promptly commenced by the Company, but is not effected within thirty (30) days after receipt of any Disclosure Schedule Update (the "Cure Period")), Purchaser may exercise its right to terminate this Agreement pursuant to Section 7.1(f) hereof, if the information in such Disclosure Schedule Update together with the information in any or all of the Disclosure Schedule Updates previously provided by the Company indicates that the Company, in the good faith judgment of the Purchaser, has suffered or is reasonably likely to suffer a Material Adverse Effect which has not or cannot be cured within the Cure Period.

            (c) It is understood and agreed that any references in the Disclosure Schedule and Disclosure Schedule Updates to matters, items, contracts, assets, liabilities, litigation, benefits, obligations or operations of the North Carolina Branch, the Kansas Branch or Harrington Wealth Management Company are disclosed for purposes of reference only and shall be transferred or assumed, as the case may be, to the applicable Company Sales Buyer under the applicable Company Sales Agreement.

      5.6 Access to Information; Confidentiality. (a) Between the date hereof and the Effective Time, the Company will afford, and will cause each Company Subsidiary to afford, to the officers, accountants, attorneys and authorized representatives of Purchaser reasonable access during normal business hours to the banking offices, personnel, advisors, consultants, properties, examination reports (subject to regulatory approval), contracts, commitments, books and records of the Company, the Company Subsidiary, whether such documents are located on the premises of the Company or elsewhere. The Company shall furnish Purchaser with all such statements (financial and otherwise), records, examination reports (to the extent permitted or authorized by the OTS) and documents or copies thereof, and other information concerning the business and affairs of the Company, the Company Subsidiary as Purchaser shall from time to time reasonably request. The Company further agrees to cause its accountants, attorneys and such other persons as the parties shall mutually agree upon to fully cooperate with Purchaser and its representatives in connection with the right of access granted herein. The Company also agrees to cooperate with Purchaser and its representatives in arranging access to lessors and lessees of real property owned or leased by the Company or any Company Subsidiary.

            (b) The Company will promptly furnish to Purchaser (i) a copy of each material report filed by it with any governmental authority, including without limitation, any federal, state or local taxing authority and any federal or state bank regulatory or securities authority (each a "Company Report") during the period after the date hereof and prior to the Effective Time, and
(ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request. Each financial statement set forth in a Company Report so filed and each financial statement provided by the Company to Purchaser pursuant to the next following sentence, together with any notes or schedules thereto, will present fairly in all material respects the information purported to be set forth therein for the period specified therein (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein or the applicable principles with respect thereto), in each case in accordance with GAAP (except that the unaudited financial statements may not include all footnote disclosures required by GAAP) during the periods involved or applicable regulatory principles, as the case may be, in each case except as otherwise provided herein, stated therein or in the notes thereto. Throughout the period after the date hereof and prior to the Effective Time, the Company will provide to Purchaser, on or before the 25th day of each calendar month, (i) the reports of management of the Company and each Company Subsidiary to the Board of Directors of the Company and each Company Subsidiary, respectively, for the most recently available month, including to the extent available, delinquency schedules, addition to loan loss reserves, and payroll reports, (ii) monthly financial statements prepared by the Company for the preceding month, and (iii) a description of any material changes with respect to the representations and warranties of the Company or in any of the lists provided therewith. Throughout the period after the date hereof and prior to the Effective Time, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser and to report the general status of the ongoing operations of the Company and each Company Subsidiary. During such period, the Company promptly will notify Purchaser of any change in the ordinary course of business or in the operation of the properties of the Company or any Company Subsidiary or any breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, and will keep Purchaser promptly and fully informed of such events. During such period, the Company will consult with Purchaser before taking any steps to comply with suggestions made by any bank regulatory authority which could reasonably be considered to be material to the Company. The Company shall allow a representative of Purchaser to attend as an observer the Board of Directors', and committees thereof, meetings of the Company and each Company Subsidiary; provided, however, such representative of Purchaser shall not attend any such Board or committee meeting (or applicable portion thereof) if, in the reasonable judgment of such Board of Directors, the matter or matters to be discussed at such meeting (or portion thereof) are determined to require confidentiality. The Company shall give reasonable notice to Purchaser of any such meeting and, if known, the agenda for or business to be discussed at such meeting. The Company shall also provide to Purchaser all written agendas and meeting or written consent materials (other than in connection with the matters subject to Section
5.4 hereof) provided to the directors of the Company and each Company Subsidiary in connection with Board and committee meetings. All information obtained by Purchaser at these meetings shall be treated in confidence as provided in this
Section 5.6.

            (c) All information and documents to which Purchaser is given access pursuant hereto shall be subject to the Confidentiality Agreement. All information furnished by the Company or any Company Subsidiary to Purchaser pursuant hereto shall be treated as the sole property of the Company until consummation of the Merger contemplated hereby and, if such Merger shall not occur, Purchaser shall at the request of the Company, (i) return to the Company or any Company Subsidiary or (ii) provide written confirmation of the destruction of, all documents or other materials containing, reflecting or referring to such information (and all copies thereof), shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for the longer of such time as may be required by law or two (2) years from the date the proposed Merger is abandoned, but shall not apply to (i) any information which was already in the possession of Purchaser prior to disclosure thereof by the Company or any Company Subsidiary, (ii) information which was then generally known to the public, information which became known to the public through no fault of Purchaser or its agents, or (iii) information disclosed in accordance with an order of any Applicable Governmental Authority or a court of competent jurisdiction.

      5.7 Shareholder Approval. The Company will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders, as soon as practicable, but in no event later than forty-five (45) days after the date the SEC clears the Proxy Statement, for the purpose of obtaining shareholder approval of this Agreement and the Merger; provided, however that the Proxy Statement shall not be mailed to the holders of Company Common Stock until Keefe, Bruyette & Woods, Inc. has delivered to the Board of Directors of the Company for inclusion in the Proxy Statement an opinion, dated the mailing date, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view in standard industry form with respect to transactions of this nature. The Company will take all reasonable steps necessary to submit the Proxy Statement to the SEC within thirty (30) days after the date of this Agreement. The Proxy Statement will satisfy all requirements of the 1934 Act and the rules and regulations promulgated thereunder and, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties (as advised in writing by counsel), will include a recommendation by the Board of Directors of the Company that the shareholders of the Company approve this Agreement and the Merger. Purchaser shall furnish such information concerning Purchaser as is necessary in order to cause the Proxy Statement, insofar as it relates to Purchaser, to be prepared in accordance with all applicable requirements of the 1934 Act and the rules and regulations promulgated thereunder. Purchaser agrees promptly to advise the Company if at any time prior to such Company shareholder meeting any information provided by Purchaser in the Proxy Statement becomes incorrect or incomplete in any material respect, and to provide to the Company the information needed to correct such inaccuracy or omission.

      5.8 Employee Benefits. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

            (a) At the Effective Time, Purchaser or any subsidiary of Purchaser shall, to the extent required by Purchaser, be substituted for the Company or any Company Subsidiary as the sponsoring employer under those Company Benefit Plans with respect to which Company or any Company Subsidiary is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in Company or Company Subsidiary with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or any Company Subsidiary shall be continued in effect by Purchaser or any applicable subsidiary of Purchaser after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable subsidiary of Purchaser under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall be limited by and otherwise comply with the terms of such plan and applicable law. The Company, each Company Subsidiary and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

            (b) After the Effective Time, to the extent the Purchaser makes available one or more of its employee benefit plans or programs (the "Purchaser Benefit Plans") to employees of the Company or any Company Subsidiary as of the Effective Time ("Company Employees") it shall (i) grant credit for service with the Company or any Company Subsidiary under the Purchaser Benefit Plans with respect to the participation of such employees in such Purchaser Benefit Plans, and (ii) waive waiting periods and preexisting condition exclusions under the Purchaser Benefit Plans; provided, however, that for any Company Employee terminated by the Purchaser within six (6) months after the Effective Time, severance benefits will be paid in accordance with the terms set forth on
Schedule 5.8(b) to the Company Disclosure Schedule. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative to those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above. Except as otherwise provided in this Agreement, the power of Purchaser or Company or any subsidiary of Purchaser to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected, but shall remain subject to any limitations provided in such plans or under applicable law.

            (c) Nothing in this Section 5.8 is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of the Company or any Company Subsidiary and any beneficiaries or dependents thereof.

      5.9 Company Incentive Plan. The Company shall terminate the Company Incentive Plan and cancel and terminate each outstanding option thereunder, effective prior to the Effective Time. The Company shall use its best efforts to receive prior to the Effective Time a cancellation agreement from each option holder in form and substance satisfactory to Purchaser ("Cancellation Agreements"), acknowledging such cancellation and termination of options. The Cancellation Agreements shall provide that in consideration for the cancellation of such options, the Company shall pay to such holders, not more than two (2) days prior to the Effective Time, an amount (less any applicable withholding and employment taxes) equal to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options. All options held by a person who does not deliver a Cancellation Agreement to the Company prior to the Effective Time shall be converted as provided in Section 2.1(c) hereof, and Purchaser shall pay to such holders, not more than five (5) days after the receipt of a Cancellation Agreement, an amount (less any applicable withholding and employment taxes) equal to the amount by which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the outstanding options held by such holder, multiplied by the number of shares of Company Common Stock covered by such options.

      5.10 D&O Indemnification. (a) Purchaser and Merger Sub hereby agree that for five (5) years after the Effective Time, Purchaser and the Surviving Corporation shall cause to be maintained in effect the Company's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Closing; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the covered persons, consistent with what is generally available in the marketplace, and provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company prior to the date hereof (which premium is disclosed in the Schedule 5.10 to the Company Disclosure Schedule) and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.10, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

            (b) From and after the Effective Time through the fifth anniversary of the Effective Time, the Purchaser and First National (each an "Indemnifying Party" and together the "Indemnifying Parties") agree to indemnify and hold harmless each present director, officer, employee or agent of the Company or a Company Subsidiary, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative ("Costs"), arising out of matters involving the Company and the Bank (other than Costs which occur as a result of or arise out of the operations or business of the Kansas Branch, the North Carolina Branch or Harrington Wealth Management Company) existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, only and to the fullest extent to which the Company or the applicable Company Subsidiary is or was required by law or their respective Articles of Incorporation and Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Articles of Incorporation and Bylaws of such entity, in each case as in effect on the date hereof; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

            (c) Any Indemnified Party wishing to claim indemnification under
Section 5.10(b), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not prejudice the Indemnifying Party. In the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective
Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified

Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction); (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.

            (d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs, beneficiaries and representatives.

      5.11 Further Assurances; Form of Transaction. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

            (b) If necessary to expedite the Closing of the Merger, the Bank Merger and any other transactions contemplated by this Agreement, the parties agree that each will take or perform any additional reasonably necessary or advisable steps to restructure the transactions contemplated hereby; provided, however, that any such restructuring will not result in any change in the Merger Consideration, or result in any adverse consequences to the Purchaser, the Company or the shareholders of the Company.

      5.12 WARN Act. The Company agrees that, if requested by Purchaser, it shall, on behalf of Purchaser or any subsidiary of Purchaser, issue such notices as are required under the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act") or any similarly applicable state or local law. Such request by Purchaser shall be given in time to permit the Company to issue notices sufficiently in advance of any time of closing of such offices so that Purchaser or any subsidiary of Purchaser shall not be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or governmental entity. Purchaser and the Company shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Purchaser.

      5.13 Non-Compete. (a) For a period of three (3) years from the Effective Time, the Majority Shareholder shall not and shall not permit any of his Affiliates to (a) engage in a banking or mortgage origination business in Hamilton, Wayne or Marion County, Indiana (the "Geographic Area"), or (b) acquire, enter into an agreement to acquire or enter into a joint venture or other business combination with, any corporation or other business entity engaged in the banking or mortgage origination business in the Geographic Area. It is understood and agreed that this non-compete clause is a material inducement for Purchaser entering into this Agreement and consummating the Merger; provided, however, for purposes of this
Section 5.13, the Majority Shareholder and his Affiliates may maintain passive investments not in excess of fifteen percent (15%) of the capital stock of any Person if the Majority Shareholder or Affiliate does not "control" (as defined in the definition of Affiliate) such Person.

            (b) In the event that any court shall hold that the time, Geographic Area or any other restriction stated in Section 5.13(a) above constitutes an unreasonable restriction upon the Majority Shareholder, the Majority Shareholder hereby expressly agrees that the provisions of Section 5.13(a) shall not be rendered void, but shall apply as to such time and to such extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved. The parties hereto desire that such provisions shall be enforced as if they were drawn to the extent providing the maximum legal protection to the Purchaser.

            (c) It is acknowledged and agreed that all customer lists, proprietary business information and all materials regarding the business of the Company and the Bank which are not a matter of public knowledge will not be used by the Majority Shareholder or any Affiliate for any purpose and shall be deemed confidential and proprietary information. Any and all copies of such confidential information in the possession of the Majority Shareholder or any Affiliate shall be turned over to the Company prior to the Closing.

      5.14 Company Sales. The Company shall consummate the Company Sales prior to the earlier of (i) the Closing, or (ii) December 15, 2001, in accordance with
Section 3.25 above and all legal requirements (including appropriate applications to and approvals by the necessary federal and state bank regulatory authorities) and on an "as is, where is" basis, to a Company Sales Buyer. The Company shall structure the Company Sales so that neither the Company nor any Company Subsidiary provides any indemnification to any Company Sales Buyer, and any and all representations, warranties and covenants regarding the sale transaction or the assets sold shall not survive the closing of such Company Sale.

      5.15 Name and Trademarks. The Company shall grant to (a) the applicable Company Sales Buyer of the Kansas Branch (i) a perpetual license to use the name "Harrington" in its banking business in the State of Kansas, and, except as set forth below, in any other State except for the State of Indiana, and the Company Sales Buyer of the Kansas Branch shall be entitled to sub-license its license to the Company Sales Buyer of the North Carolina Branch, (ii) ownership in the domain name "harrington-kc.com" effective at the closing of the Company Sales Agreement, and (iii) ownership in certain other marks and domain names relating to the "Harrington" name effective December 31, 2006, and (b) Harrington Wealth Management Company a perpetual license to use the name "Harrington" in its asset management business; provided, however, in no event shall the "Harrington" name be permitted by any Company Sales Buyer or Harrington Wealth Management Company to be used by a financial institution in the State of Indiana for a period of five (5) years. In return for the grant of such license, Harrington Wealth Management Company shall agree not to use, and to destroy upon the Effective Time, any existing customer list of the Bank. The terms of this Section 5.15 shall be memorialized and evidenced by that certain License and Concurrent Use Agreement and that certain Assignment of Marks and Domain Names in form and substance attached hereto as Exhibits D and E, respectively (the "Mark Agreements").

      5.16 Resignations. The Company shall use its commercially reasonable efforts to procure and deliver to Purchaser the resignations, together with a release of claim, of each officer and director of the Company and each Company Subsidiary as shall have been specified by the Purchaser not more than thirty
(30) days from the date of this Agreement.

      5.17 Transaction Liability Insurance. The Company shall obtain, prior to the Closing, transaction liability insurance for the benefit of Purchaser from an insurer acceptable to Purchaser, covering certain risks in connection with the transactions contemplated herein determined appropriate by Purchaser. The cost of the transaction liability insurance shall be borne by the Company, with such cost not to exceed $200,000. All costs and expenses relating to the transaction liability insurance shall be paid by the Company prior to the Closing.

      5.18 Estoppel Letters. The Company shall use its best efforts to obtain and deliver to Purchaser at the Closing with respect to all real estate (i) owned by the Company or any Company Subsidiary and used as a banking or mortgage-related facility, an estoppel letter dated as of the Closing Date in the form of Exhibit F from all tenants, and (ii) leased by the Company or any Company Subsidiary, an estoppel letter dated as of the Closing Date in the form of Exhibit G from all lessors.

      5.19 Pine Street Mortgage Corp. Pine Street Mortgage Corp. shall be dissolved and all liabilities related thereto fully discharged and satisfied prior to the Closing.

                                   ARTICLE VI

                                   CONDITIONS

      6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) Regulatory Approvals. The Regulatory Approvals necessary for the consummation of the transactions contemplated hereby shall have been obtained (including, but not limited to, the Merger and the Bank Merger), and none of such approvals shall contain or be subject to any terms or conditions that individually or in the aggregate would so materially reduce the economic or business benefit of the transactions contemplated by this Agreement such that had such terms or conditions been known, the Purchaser and the Company would not have entered into this Agreement, and all applicable statutory or regulatory waiting periods shall have lapsed.

            (b) No Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, challenging or seeking to make illegal or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated hereby.

      6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

            (a) Representations; Performance. The material representations and warranties of Purchaser set forth in Article IV shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date). Purchaser shall in all material respects have performed each material obligation and agreement and complied in all material respects with each covenant to be performed as set forth in Article V and as otherwise provided hereunder at or prior to the Effective Time.

            (b) Officers' Certificate. Purchaser shall have furnished to the Company a certificate of an Executive Officer and the Chief Financial Officer of Purchaser dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.2(a) above have not been fulfilled.

            (c) Secretary's Certificate. Purchaser shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Purchaser and Merger Sub necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) certificates dated as of the Effective Time executed on behalf of Purchaser and Merger Sub by their respective corporate secretaries or one of their respective assistant corporate secretaries certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of each of Purchaser and Merger Sub by their respective corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Purchaser and of Merger Sub executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by Purchaser or Merger Sub, as the case may be.

            (d) Opinion of Counsel. The Company shall have received an opinion letter dated as of the Effective Time addressed to the Company from Vedder, Price, Kaufman & Kammholz, counsel to Purchaser, substantially in the form previously attached hereto as Exhibit H delivered and agreed upon.

            (e) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of the Company's capital stock required for such approval under the provisions of the Company's Articles of Incorporation and applicable law.

      6.3 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

            (a) Representations; Performance. The material representations and warranties of the Company set forth in Article III shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Effective Time as though made on and as of Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), as updated pursuant to Section 5.5 hereof, and the Company shall in all material respects have performed each material obligation and agreement and complied in all material respects with each covenant to be performed as set forth in Article V and as otherwise provided hereunder at or prior to the Effective Time.

            (b) Officers' Certificate. The Company shall have furnished to Purchaser a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Effective Time, in which such officers shall certify to their best knowledge that they have no reason to believe that the conditions set forth in Section 6.3(a) above have not been fulfilled.

            (c) Secretary's Certificate. The Company shall have furnished to Purchaser (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying to Purchaser that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and (iii) an incumbency certificate dated as of the Effective Time executed on behalf of the Company by its corporate secretary or an assistant corporate secretary certifying the signature and office of each officer of the Company executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto by the Company.

            (d) Opinion of Counsel. Purchaser shall have received an opinion letter dated as of the Effective Time addressed to Purchaser from Kelley, Drye & Warren LLP, counsel to the Company, and Indiana counsel to Purchaser (which Indiana counsel shall be reasonably acceptable to Purchaser), substantially in the form attached hereto as Exhibit I.

            (e) No Material Adverse Effect. Since the date of this Agreement, the Company shall not have suffered or experienced a Material Adverse Effect; provided, however, that this Section 6.3(f) shall not apply to matters properly disclosed to Purchaser by the Company in a Disclosure Schedule Update and cured by the Company within the applicable Cure Period for which Purchaser has a specific right of termination under Section 7.1(f) hereof.

            (f) Minimum Shareholder Equity. At the Effective Date, the Total Shareholders' Equity of the Company shall be not less than Twenty-One Million Seven Hundred Ninety-Five Thousand Dollars ($21,795,000).

            (g) Affiliate Transaction. Purchaser shall have received evidence, satisfactory to Purchaser, that the Company Sales have been completed pursuant to the Company Sales Agreements and at least thirty (30) days have elapsed subsequent to the closing of the Company Sales Agreements.

            (h) Bank Branch Materials. The Company shall have caused to be delivered to the Richmond, Indiana branch of the Bank all records and documents relating to the Indiana operations of the Company or the Bank including, but not limited to, any such records and documents located in the North Carolina Branch or Kansas Branch.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

      7.1 Termination. This Agreement may be terminated prior to the Effective
Time:

            (a) by mutual consent of the Boards of Directors of Purchaser and the Company; or

            (b) by either Purchaser or the Company, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy if, but only if, such party has used its best efforts and acted in good faith in attempting to satisfy all such conditions and if such party is not then in breach or default in any respect of this Agreement; or

            (c) by the Board of Directors of Purchaser if (i) there has been a breach or default in any material respect by the Company of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by Purchaser and which has not been cured within thirty (30) days of receipt of such notice; or (ii) the Effective Time has not occurred prior to January 31, 2002, without fault on the part of Purchaser; or (iii) a public announcement with respect to a proposal, plan or intention to effect an Acquisition Transaction shall have been made by any Person other than Purchaser or an Affiliate of Purchaser and the Board of Directors of the Company shall have (A) failed to publicly reject or oppose such proposed Acquisition Transaction within ten (10) days of the public announcement of such proposal, plan or intention or (B) shall have modified, amended or withdrawn its recommended approval of this Agreement and the Merger to the Company's shareholders; or (iv) the Board of Directors of the Company shall fail to recommend that the shareholders of the Company approve this Agreement and the Merger; or

            (d) by the Board of Directors of the Company if (i) there has been a breach or default in any material respect by Purchaser of any representation or warranty or in the observance of its covenants and agreements contained in this Agreement of which notice has been given in writing by the Company and which has not been cured within thirty (30) days of receipt of such notice; or (ii) the Effective Time has not occurred prior to January 31, 2002, without fault on the part of the Company; or

            (e) by the Board of Directors of either Purchaser or the Company at any time after the date that (i) the shareholders of the Company fail to approve this Agreement and the Merger by an affirmative vote of at least a majority of the outstanding shares of the Company Common Stock at a meeting held for such purpose; or (ii) if any one of the Applicable Governmental Authorities has denied approval for the Merger and, if such denial is appealable, neither Purchaser nor the Company has filed a petition seeking review of such order of denial or taken other similar action under applicable law, within thirty (30) days after the issuance or entry by the governmental agency of such order of denial; or

            (f) by Purchaser pursuant to Section 5.5(b).

      7.2 Effect of Termination. (a) If this Agreement is terminated for any reason, no party shall have any further liability hereunder to the other parties, provided, however, that notwithstanding the foregoing, (i) Section 7.2(a) shall not preclude liability from attaching to a party who has caused the termination hereof by either performing or failing to perform an act in violation of this Agreement; and (ii) the termination of this Agreement shall not affect the provisions of this Agreement in Section 5.6(c) (with respect to confidentiality), Section 7.2(b), Section 7.2(c) or Section 9.2 (with respect to the payment of expenses).

            (b) If this Agreement is terminated by the Purchaser pursuant to
Section 7.1(c)(i), 7.1(c)(iii), 7.1(c)(iv), or 7.1(e)(i), then in such case the Company shall pay to Purchaser in immediately available funds not later than two
(2) business days after demand therefor an amount equal to Two Million Dollars ($2,000,000) plus all costs and expenses incurred by the Purchaser in connection with this Agreement or the Merger.

            (c) If (i) the Purchaser fails to consummate the transactions contemplated hereby, when it is otherwise obligated to do so under this Agreement and all of the conditions to the Purchaser's obligations to consummate such transactions under Article VI hereof have been satisfied, because of Purchaser's inability to obtain sufficient funds and/or capital (regulatory or otherwise) as of the Effective Date to carry out its obligations under this Agreement, or (ii) this Agreement is terminated by the Company pursuant to
Section 7.1(d)(i), the Purchaser shall pay to the Company in immediately available funds not later than two (2) business days after demand therefor an amount equal to Two Million Dollars ($2,000,000) plus all costs and expenses incurred by the Company in connection with this Agreement or the Merger.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

      8.1 Publicity. Neither the Company nor Purchaser shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other parties; provided, however, that either Purchaser or the Company may, upon reasonable notice to the other party, make any public announcement or statement that it believes is required by federal securities law. To the extent practicable, each of the Company and Purchaser will consult with the other with respect to any such public announcement or statement.

      8.2 Expenses. The costs and expenses of Purchaser and the Company shall be allocated as follows:

            (a) Purchaser shall bear all fees and expenses of its counsel and accountants and all other costs and expenses incurred by it in the preparation of this Agreement, the investigation of the Company, the preparation and prosecution of its application for regulatory approval, and all costs and expenses of any appeals therefrom.

            (b) The Company or the Bank shall bear all fees and expenses of its counsel, accountants and investment bankers, all filing fees to be paid to the SEC in connection with the Proxy Statement, the costs of printing and mailing the Proxy Statement for use at the meeting of Company shareholders to consider the Merger, and all other costs and expenses incurred by such persons or firms in the preparation of this Agreement, the calling, noticing and holding of a meeting of shareholders to consider and act upon the Merger and the furnishing of information or other cooperation to Purchaser in connection with the preparation of regulatory applications.

      8.3 Survival. The representations and warranties of the parties hereto shall expire at the Effective Time and shall not survive the consummation of the Merger. All covenants and agreements contemplated to be performed prior to the Effective Time shall expire at the Effective Time and shall not survive the consummation of the Merger, and all covenants and agreements of Purchaser contemplated to be performed, partially or in full, after the Effective Time, shall survive the Effective Time and the consummation of the transactions contemplated hereby.

      8.4 Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopies, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

       If to Purchaser or to Merger Sub:

            Hasten Bancshares
            3901 West 86th Street, Suite 425
            Indianapolis, Indiana
            Telecopy:(317) 872-8522
            Attention: Hart N. Hasten, Chairman
                       Mark Hasten, President
      with a copy to:

            Vedder, Price, Kaufman & Kammholz
            222 North LaSalle Street
            Suite 2600
            Chicago, Illinois 60601-1003
            Telecopy: (312) 609-5005
            Attention: Michael A. Nemeroff, Esq.

       If to the Company, addressed to:

            Harrington Financial Group, Inc.
            10801 Mastin Boulevard, Suite 740
            Overland Park, Kansas 66210
            Telecopy: (913) 663-0185
            Attention: Craig J. Cerny
                       President & Chief Executive Officer

      with a copy to:

            Kelley, Drye & Warren LLP
            8000 Towers Crescent Drive, Suite 1200
            Vienna, Virginia 22182
            Telecopy: (703) 918-2450
            Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.

       If to the Majority Shareholder, addressed to:

            Douglas T. Breeden
            Smith Breeden Associates, Inc.
            100 Europa Drive, Suite 200
            Chapel Hill, North Carolina 27514
            Telecopy: (919) 933-3356

      All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; when received, if delivered by registered or certified mail (postage prepaid and return receipt requested); when receipt acknowledged, if faxed or telecopied; and the next day delivery after being timely delivered to a recognized overnight delivery service.

      8.5 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

      8.6 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts of the other party hereto or waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

      8.7 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto," "hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Company Disclosure Schedule hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

      8.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

      8.9 Miscellaneous. This Agreement and all other documents and instruments referred to herein: (i) constitute the entire agreement, and supersede all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana, without giving effect to the principles of conflict of laws thereof, and by the laws of the United States where applicable; and (iii) shall not be assigned by operation of law or otherwise.

      8.10 Consent to Jurisdiction. Each of the parties hereto agree that any suit, action or proceeding instituted by or against such party under or in connection with this Agreement shall be brought in the United States District Court for the Southern District of the State of Indiana located in Marion County, Indiana. By its execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such court or the execution of judgments resulting therefrom. Each party hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court in any such action, suit or proceeding.

      8.11 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. A facsimile copy of a counterpart signature page of this Agreement shall be deemed an original instrument.

                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, the Company, Purchaser, Merger Sub and the Majority Shareholder have caused this Agreement and Plan of Merger to be executed on the date first written above.

                                 HASTEN BANCSHARES

                                 /s/ Mark Hasten
                                 ---------------------------------------------
                                 By: Mark Hasten
                                 Its: President


                                 AL ACQUISITION CORP.

                                 /s/ Bernard Hasten
                                 ---------------------------------------------
                                 By: Bernard Hasten
                                 Its: President


                                 HARRINGTON FINANCIAL GROUP, INC.

                                 /s/ Craig J. Cerny
                                 ---------------------------------------------
                                 By: Craig J. Cerny
                                 Its: President and Chief Executive Officer


                                 /s/ Douglas T. Breeden
                                 ---------------------------------------------
                                     DOUGLAS T. BREEDEN

                                    Exhibit A

                          SHAREHOLDER VOTING AGREEMENT

      SHAREHOLDER VOTING AGREEMENT (this "Voting Agreement"), dated as of May 30, 2001, by and among Hasten Bancshares, an Indiana corporation ("Purchaser"), AL Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and the other parties signatory hereto (each, a "Shareholder").

                                    RECITALS

      WHEREAS, concurrently herewith, Purchaser, Merger Sub, Harrington Financial Group, Inc., an Indiana corporation (the "Company"), and Douglas T. Breeden entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser agreed to acquire the common stock, par value $0.125 per share (the "Common Stock"), of the Company pursuant to a merger (the "Merger") of Merger Sub with and into the Company.

      WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Purchaser has required that each Shareholder agree, and each Shareholder has agreed, among other things, to vote in favor of the Merger with respect to the number of shares of Common Stock of such Shareholder set forth hereto, and any shares hereafter acquired (referred to herein as the "Shares"), on the terms and conditions provided for herein.

      WHEREAS, the Board of Directors of the Company has approved this Voting Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. Capitalized terms used but not separately defined herein shall have the meanings given to such terms in the Merger Agreement.

      NOW, THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained herein, Purchaser, Merger Sub and Shareholders agree as follows:

      1. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company however called, and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Shares (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; and (b) against any action or agreement which would result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

      2. Each party shall execute and deliver such additional instruments and documents and shall take such further action as may be necessary to effectuate and comply with their respective obligations under this Voting Agreement.

      3. Prior to the Effective Time (as defined in of the Merger Agreement), Shareholder will not sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned of record or beneficially by such Shareholder, whether such shares of Common Stock are owned of record or beneficially by such Shareholder on the date of this Voting Agreement or are subsequently acquired, except (i) for transfers by will or operation of law (in which case this Voting Agreement shall bind the transferee); (ii) for charitable donations in amounts not exceeding the greater of (A) 5,000 shares or (B) 5% of such Shareholder's aggregate holdings of Common Stock (in each such case provided such transferee agrees to be bound by the terms of this Voting Agreement); (iii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser provided that such transferee agrees to be bound by the terms hereof; or (iv) as Purchaser may otherwise agree in writing.

      4. Shareholder represents that (i) Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Voting Agreement and the Voting Agreement does not conflict with the terms of any agreement, understanding or document to which Shareholder is a party; (ii) this Voting Agreement constitutes a valid and binding agreement with respect to Shareholder, enforceable against such Shareholder in accordance with its terms; and (iii) such Shareholder has sole and unrestricted voting power with respect to such Shares.

      5. It is a condition to the effectiveness of this Voting Agreement that the Merger Agreement shall have been executed and delivered.

      6. Subject to Section 5 above, notwithstanding anything herein to the contrary, this Voting Agreement shall remain in full force and effect until and shall terminate upon the earlier of (i) the consummation of the Merger; or (ii) the termination of the Merger Agreement in accordance with Article VII of the Merger Agreement.

      7. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement were not performed by the Shareholder in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Purchaser shall be entitled to seek such an injunction or injunctions to prevent breaches of this Voting Agreement by the Shareholder and to enforce specifically the terms and provisions hereof in any court of the United States or any state having competent jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

      8. Notices may be provided to Purchaser in the manner specified in Section
8.4 of the Merger Agreement.

      9. This Voting Agreement is to be governed by and construed in accordance with the laws of the State of Indiana. If any provision hereof is deemed unenforceable, the enforceability of the other provisions shall not be affected.

      IN WITNESS WHEREOF, this Voting Agreement has been executed by or on behalf of each of the parties hereto, all as of the date first above written.

================================================================================
  HASTEN BANCSHARES                        AL ACQUISITION CORP.

  By:                                      By:
     --------------------------------          ---------------------------------
    Name: Mark Hasten                         Name: Bernard Hasten
    Title: President                          Title: President

================================================================================
  SHAREHOLDERS:                            Number of Shares of Common Stock,
                                           subject to this Voting Agreement:

-------------------------------------                  1,546,711
Douglas T. Breeden
================================================================================

-------------------------------------                   206,472
Craig J. Cerny
================================================================================

-------------------------------------                   37,170
Russell Breeden III
================================================================================

-------------------------------------                   199,119
Michael J. Giarla
================================================================================

-------------------------------------                   13,559
Sharon F. Fankhauser
================================================================================

-------------------------------------                   21,092
David F. Harper
================================================================================

-------------------------------------                   17,924
Stanley J. Kon
================================================================================

-------------------------------------                   23,092
John McConnell
================================================================================

                                   Exhibit B

                                OPTION AGREEMENT

      This OPTION AGREEMENT (the "Agreement") is entered into on May 30, 2001, by and between Harrington Financial Group, Inc., an Indiana corporation ("Company"), and Hasten Bancshares, an Indiana corporation ("Purchaser").

      WHEREAS, Company, Purchaser, Al Acquisition Corp., an Indiana corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), and Douglas T. Breeden, have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for, among other things, the merger ("Merger") of Company with and into Merger Sub with Company as the surviving corporation. In connection with the Merger, each share of outstanding common stock of Company, $0.125 par value per share ("Common Stock"), would be converted into the right to receive the Merger Consideration. Purchaser and Merger Sub have expressly indicated to Company that it would be unwilling to enter into the Merger Agreement and consummate the transactions contemplated thereby without the benefit of this Option Agreement. In order to encourage Purchaser and Merger Sub to proceed with the Merger and to prepare required federal and state applications for approvals from the Applicable Governmental Authorities and to incur substantial expense in connection therewith, Company has determined that it is in its best interests to grant to Purchaser an option to purchase additional shares of its authorized but unissued Common Stock. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

      In consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Company and Purchaser agree as follows:

      1. Grant of Option. Subject to the terms and conditions set forth herein, Company hereby grants to Purchaser an option (the "Option") to purchase up to 19.9% of the fully paid and nonassessable shares (the "Option Shares") of Common Stock on a when-issued basis at a purchase price of $8.00 per share (such price, as adjusted if applicable, the "Purchase Price"). Notwithstanding anything contained herein or in the Merger Agreement to the contrary, the amount that Purchaser (including any successor-in-interest, Affiliate or transferee) shall be entitled to receive, whether as (a) consideration for the Option Shares or the Option (including, without limitation, any payments in the form of Repurchase Consideration) from any Person, including Company (whether in a single transaction or a series of transactions), less any Purchase Price actually paid by Purchaser, or (b) reimbursement amounts paid to Purchaser pursuant to Section 7.2(b) of the Merger Agreement shall not exceed Two Million Dollars ($2,000,000) in the aggregate plus all costs, fees and expenses incurred by Purchaser in connection with the Merger Agreement and the transactions contemplated thereby (the "Limit"). In the event that Purchaser receives or is entitled to receive consideration and/or payments described in (a) and (b) above in excess of the Limit, such excess amount shall be deemed to be held in constructive trust by Purchaser for the benefit of Company and shall be immediately paid by Purchaser to Company at the time and in the form such amount is received by Purchaser. Each certificate evidencing Option Shares issued to Purchaser upon exercise of the Option shall bear a legend in form and substance acceptable to Company to the effect that such shares are subject to the foregoing restrictions. The foregoing restrictions with respect to the Limit shall expire and be of no further force and effect on the day after the second anniversary of the occurrence of a Triggering Event (as defined below).

      2. Exercise of Option.

      (a) The Option may be exercised in whole or in part prior to the termination of this Agreement and after the occurrence of a Triggering Event, as defined in Section 4 hereof. In the event that Purchaser desires to exercise the Option at any time, Purchaser shall notify Company as to the number of shares of Common Stock it wishes to purchase and a place and date, not less than 2 business days nor more than 10 business days after the date such notice is given (the "Closing Date"), for the closing of such purchase; provided, however, that notwithstanding the establishment of such Closing Date, the consummation of the exercise of the Option may take place only after all regulatory or supervisory agency approvals required by any applicable law, rule or regulation shall have been obtained and each such approval shall have become final. Company shall fully cooperate with Purchaser in the filing of the required notice or application for approval and the obtaining of any such approval.

      (b) On the Closing Date, Purchaser shall (i) pay to Company, in immediately available funds by wire transfer to a bank account designated by Company, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on the Closing Date, and (ii) present and surrender this Agreement to Company at the address of Company specified in
Section 11(f) hereof.

      (c) On the Closing Date, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 2(b) above, (i) Company shall deliver to Purchaser a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever, and, if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Option Shares hereunder, and (ii) Purchaser shall deliver to Company a letter agreeing that Purchaser shall not offer to sell or otherwise dispose of the Option Shares in violation of the provisions of this Agreement.

      (d) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

      THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS

      AMENDED, STATE SECURITIES LAWS AND PURSUANT TO THE TERMS OF AN OPTION AGREEMENT DATED MAY 30, 2001. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY HARRINGTON FINANCIAL GROUP, INC. OF A WRITTEN REQUEST THEREFOR.

The above legend shall be removed by delivery of substitute certificate(s) without the legend if Purchaser shall deliver to Company a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Company and its counsel, to the effect that the legend is not required for purposes of the Securities Act of 1933, as amended (the "1933 Act").

      (e) Upon the giving of written notice of exercise by Purchaser to Company and the tender of the applicable purchase price in immediately available funds, Purchaser shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Purchaser. Company shall pay all expenses, and any and all federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of Purchaser or its assignee, transferee or designee.

      3. Termination of Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of: (i) the Effective Time (as defined in the Merger Agreement), (ii) fifteen (15) months after the occurrence of a Triggering Event (as defined below), (iii) termination of the Merger Agreement by reason of wrongful termination thereof by Purchaser, by reason of an uncured breach or default thereof on the part of Purchaser or by mutual agreement of the parties, or (iv) twelve (12) months after the termination of the Merger Agreement for any other reason.

      4. Conditions to Exercise. Purchaser may exercise the Option, in whole or in part, at any time prior to its termination following the occurrence of a Triggering Event. The term "Triggering Event" shall mean the occurrence of any of the following events:

            (a) if the Board of Directors of Company shall withdraw its support of the Merger by resolution or by authorization of specific action inconsistent with consummation of the Merger, or if it fails to recommend approval of the Merger;

            (b) a Person (as defined by Section 13(d)(3)(e) of the 1934 Act), other than Purchaser or an Affiliate of Purchaser:

                  (i) acquires beneficial ownership (as such term is defined in
            Rule 13d-3 as promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) of ten percent (10%) or more of the then outstanding Common Stock of Company or securities representing, or the right or option to acquire beneficial ownership of, or to vote securities representing, ten percent (10%) or more of the then outstanding Common Stock of Company, and after the occurrence of such acquisition the Board of Directors of Company (A) recommends such acquisition to its shareholders for acceptance, or (B) fails to recommend, or withdraws its approval of, the Merger Agreement to the shareholders of Company;

                  (ii) enters into any binding or non-binding letter of intent or agreement with Company pursuant to which such Person or any affiliate of such Person would (A) merge or consolidate, or enter into any similar transaction, with Company or (B) acquire all or substantially all of the assets of Company; or

                  (iii) makes a bona fide proposal (a "Proposal") for any
            merger, consolidation or acquisition of all or substantially all the assets of Company or other business combination involving Company, and thereafter, but before such Proposal has been Publicly Withdrawn, (as defined below), Company willfully commits any material breach of any covenant of the Merger Agreement and such breach (A) would entitle Purchaser to terminate the Merger Agreement without regard to the cure periods provided for therein, (B) is not cured and (C) would materially interfere with Company's ability to consummate the Merger or materially reduce the value of the transaction to Purchaser; or

            (c) if the shareholders of the Company shall fail to approve the Merger.

The phrase "Publicly Withdrawn" for purposes of clause (iii) above shall mean an unconditional bona fide withdrawal of the Proposal or a formal rejection of such Proposal by Company in writing. Company shall notify Purchaser promptly in writing of the occurrence of any of the events set forth in paragraphs (b)(i),
(ii), or (iii) above, it being understood that the giving of such notice by Company shall not be a condition to the right of Purchaser to transfer or exercise the Option.

      5. Representations and Warranties of Company. Company hereby represents and warrants to Purchaser as follows:

      (a) Company has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein (including, without limitation, the approval of Board of Governors of the Federal Reserve ("FRB"), if necessary), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company. This Agreement has been duly executed and delivered by Company.

      (b) Company has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver the Option Shares upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Common Stock necessary for Purchaser to exercise the Option, and

Company will take all necessary corporate action to authorize and reserve for issuance all additional shares of Common Stock or other securities which may be issued upon exercise of the Option. The Option Shares, including all additional shares of Common Stock or other securities which may be issuable pursuant to
Section 7 hereof, upon issuance pursuant hereto and payment therefor, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Company.

      (c) The execution, delivery and performance of this Agreement does not or will not, and the consummation by Company of any of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (ii) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or nongovernmental permit or license to which it or any of its subsidiaries is subject, that would, in any case referred to in this clause
(ii), give any other person the ability to prevent or enjoin Company's performance under this Agreement.

      (d) Company agrees: (i) that it will not, by amendment to its article of incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Company except pursuant to the Merger;
(ii) promptly to take all action as may from time to time be required (including
(x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. section 18a and regulations promulgated thereunder and (y) in the event, under the Change in Bank Control Act of 1978, as amended, or any state banking law, prior approval of or notice to the FRB, or to any federal or state regulatory authority is necessary before the Option may be exercised, cooperating fully with Purchaser in preparing such applications or notices and providing such information to the FRB or such regulatory authority as they may require) in order to permit Purchaser to exercise the Option and Company duly and effectively to issue shares of Common Stock pursuant hereto; and (iii) promptly to take all action provided herein to protect the rights of Purchaser against dilution on or prior to the Closing Date.

      6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Company that:

      (a) Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser.

      (b) The Option is not being, and any Option Shares or other securities acquired by Purchaser upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act, as amended.

      7. Adiustment upon Changes in Capitalization; Repurchase of Option.

      (a) In the event of any change in Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Purchaser shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Purchaser would have received in respect of Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If, prior to the exercise of the Option, any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a)), the number of shares of Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

      (b) If a Triggering Event described in Section 4(b)(i) or 4(b)(ii) above shall occur and the transaction that is the subject of such Triggering Event is consummated, or if any Person other than Purchaser or an Affiliate of Purchaser acquires beneficial ownership of 50% or more of the then outstanding shares of Common Stock, Company, if requested by Purchaser, shall pay to Purchaser, in lieu of delivery of the Option Shares an amount in cash equal to the Spread (as defined below) multiplied by the total number of Option Shares for which the Option is exercisable (such aggregate amount is referred to as the "Repurchase Consideration").

      (c) As used herein, "Spread" shall mean the excess, if any, over the Purchase Price (as defined in Section 1) of the higher of (i) highest closing price per share of Common Stock as reported on the NASDAQ within six months immediately preceding the date that Purchaser requests cash in lieu of shares pursuant to this Section (the "Request Date"), (ii) the price per share of Common Stock at which a tender offer or an exchange offer therefor has been made, (iii) the price per share of Common Stock to be paid to any third party pursuant to an agreement with Company, or (iv) in the event of a sale of all or a substantial portion of Company's assets the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Company determined by a nationally recognized investment banking firm mutually selected by Purchaser, on the one hand, and Company, on the other, divided by the number of shares of Common Stock of Company outstanding at the time of such sale. In determining the Repurchase Consideration, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm mutually selected by Purchaser, on the one hand, and Company on the other.

      (d) Upon exercise of its right to receive cash pursuant to this Section, any and all obligations of Purchaser to make payment pursuant to Section 2(b) and all obligations of Company to deliver a certificate or certificates representing shares of Common Stock pursuant to Section 2(c) shall be terminated. If Purchaser exercises its rights under this Section 7, Company shall, within 2 business days after the Request Date, pay the Repurchase Consideration to Purchaser in immediately available funds, and Purchaser shall surrender to Company the Option. Notwithstanding the foregoing, to the extent that prior notification to or approval of the FRB or other regulatory authority is required in connection with the payment of all or any portion of the Repurchase Consideration, Purchaser shall have the ongoing option to revoke its request for repurchase pursuant to Section 7(b) or to require that Company deliver from time to time that portion of the Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and Company shall cooperate with Purchaser in the filing of any such notice or application and the obtaining of any such approval). If the FRB or any other regulatory authority disapproves of any part of Company's proposed repurchase pursuant to Section 7(b), Company shall promptly give notice of such fact to Purchaser and Purchaser shall have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date.

      8. Registration Rights.

      (a) Upon the occurrence of a Triggering Event and at the written demand of Purchaser, the Company shall, within four (4) months following such demand, promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued or issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective as soon as practicable after filing and to remain effective for up to 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option in accordance with any plan of disposition requested by Purchaser. Purchaser shall have the right to demand two such registrations. Purchaser will provide such information as may be necessary for Company's preparation of such a registration statement, and any such information will not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact nor will such information omit to state any material facts with respect to Purchaser or its intended plan of disposition of Option Shares. The foregoing notwithstanding, if, at the time of any request by Purchaser for registration of Option Shares as provided above, Company is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith reasonable judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of Purchaser's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Company, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced ("Underwriter Reduction"); provided, however, that after any such required reduction, the number of Option Shares to be included in such offering for the account of Purchaser shall constitute at least 25% of the total number of shares to be sold by Purchaser and Company in the aggregate; provided, further, however, that if such reduction occurs, then Company shall file a registration statement for the balance as promptly as practical and no reduction shall thereafter occur.

If requested by Purchaser in connection with such registration, Company shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Company.

      (b) If after the occurrence of a Triggering Event, Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of Company (other than on Form S-4 or Form S-8, or any successor forms or any form with respect to a dividend reinvestment or similar plan), it shall allow Purchaser the right to participate in such registration, and such participation shall not affect the obligation of Company to effect a registration statement for Purchaser under Section 8(a); provided, however, that if the circumstances give rise to an Underwriter Reduction as provided in 8(a) above then the procedure set forth in Section 8(a) governing the number of Option Shares to be included in such registration shall apply.

      (c) In connection with any registration pursuant to this Section 8, Company and Purchaser shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Any registration statement prepared and filed under this Section 8 and any sale covered thereby shall be at Company's expense except for underwriting discounts or commissions, brokers' fees, taxes and the fees and disbursements of Purchaser's counsel related thereto.

      9. (a) In the event that prior to the termination of the Option, Company shall enter into an agreement (i) to consolidate with or merge into any person, other than Purchaser or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Purchaser or one of its subsidiaries, to merge into Company and Company shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Purchaser or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Purchaser, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

            (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Company (if other than Company), (ii) Company in a merger in which Company is the continuing or surviving person, and (iii) the transferee of all or substantially all of Company's assets.

            (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the issuer of the Substitute Option.

            (3) "Assigned Value" shall mean the highest of (i) the price per share of common stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of common stock to be paid by any third party pursuant to an agreement with Company, or (iii) in the event of a sale of all or substantially all of Company's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Company as determined by a nationally recognized investment banking firm selected by Purchaser divided by the number of shares of Common Stock of Company outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Purchaser.

            (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the six months immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, however, that if Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Company or by any company which controls or is controlled by such person, as Purchaser may elect.

      (c) The Substitute Option shall have the same terms and conditions as the Option, provided, that if any term or condition of the Substitute Option cannot, for legal reasons, be the same as the Option, such term or condition shall be as similar as possible and in no event less advantageous to Purchaser. The issuer of the Substitute Option shall also enter into an agreement with Purchaser in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to (i) the product of (A) the Assigned Value and (B) the number of shares of Common Stock for which the Option is then exercisable, divided by (ii) the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

      (f) Company shall not enter into any transaction described in subsection
(a) of this Section 9 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Company hereunder.

      10. Listing. If Company Common Stock to be acquired upon exercise of the Option is then authorized for listing on the NASDAQ or on any other national securities exchange or automated quotation system, Company will promptly file an application to authorize for listing the shares of Company Common Stock to be acquired upon exercise of the Option on the NASDAQ or such other securities exchange or quotation system and will use its best efforts to obtain approval of such listing as soon as practicable.

      11. Miscellaneous.

      (a) Expenses. Except as otherwise provided in Section 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

      (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

      (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Purchaser to acquire, or does not require Company to repurchase, the full number of shares of Company Common Stock as provided in Sections 2 and 7, it is the express intention of Company to allow Purchaser to acquire or to require Company to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

      (d) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law rules.

      (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, addressed to:

            Hasten Bancshares
            3901 West 86th Street
            Suite 425
            Indianapolis, Indiana
            Telecopy: (317) 872-8522
            Attention: Hart N. Hasten, Chairman
                       Mark Hasten, President

      with a copy to:

            Vedder, Price, Kaufman & Kammholz
            222 North LaSalle Street
            Suite 2600
            Chicago, Illinois 60601-1003
            Telecopy: (312) 609-5005
            Attention: Michael A. Nemeroff, Esq.

If to Company, addressed to:

            Harrington Financial Group, Inc.
            10801 Mastin Boulevard
            Suite 740
            Overland Park, Kansas 66210
            Telecopy:  (913) 663-0185
            Attention: Craig Cerny, President & Chief Executive Officer

      with a copy to:

            Kelley, Drye & Warren LLP
            8000 Towers Crescent Drive
            Suite 1200
            Telecopy: (703) 918-2450
            Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

      (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

      (h) Assignment. TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES ACT OF 1933, AS AMENDED. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Purchaser may assign this Agreement to a wholly owned subsidiary of Purchaser. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      (i) Further Assurances. In the event of any exercise of the Option by Purchaser, Company and Purchaser shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

      (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

      IN WITNESS WHEREOF, Company and Purchaser have caused this Option Agreement to be signed by their respective officers, all as of the day and year first written above.

                                HASTEN BANCSHARES

                                -----------------------------------------------
                                By:  Mark Hasten
                                Its: President


                                HARRINGTON FINANCIAL GROUP, INC.

                                -----------------------------------------------
                                By:  Craig J. Cerny
                                Its: President and Chief Executive Officer

                                    Exhibit C

                              AGREEMENT OF MERGER

                                 by and between

                              HARRINGTON BANK, FSB

                                      and

                         FIRST NATIONAL BANK AND TRUST

                      under the Articles of Association of

                         FIRST NATIONAL BANK AND TRUST

                               under the title of

                         FIRST NATIONAL BANK AND TRUST

      THIS AGREEMENT OF MERGER ("Agreement") dated as of May 30, 2001 is by and between FIRST NATIONAL BANK AND TRUST, a national banking association ("FIRST NATIONAL"), and HARRINGTON BANK, FSB, a federally chartered stock savings bank ("BANK"). FIRST NATIONAL and BANK are hereinafter collectively referred to as the "Banks."

                              W I T N E S S E T H:

      WHEREAS, FIRST NATIONAL is a national banking association having its main banking premises located at 101 West Sycamore Street, Kokomo, Indiana, with capital of $12,114,000 divided into 1,211,400 shares of common stock, $10.00 par value per share; surplus of $40,233,853; and undivided profits, including capital reserves, of $54,425,158, all as of March 31, 2001;

      WHEREAS, BANK is a federally chartered stock savings bank having its main banking premises located at 722 East Main Street, Richmond, Indiana, with capital of $486,293 divided into 486,293 shares of common stock, $1.00 par value per share, surplus of $31,485,436 and undivided profits, including capital reserves, of ($3,861,635) all as of March 31, 2001;

      WHEREAS, FIRST NATIONAL is a direct, wholly-owned subsidiary of Hasten Bancshares ("Purchaser"), an Indiana corporation registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA");

      WHEREAS, BANK is a direct, wholly-owned subsidiary of Harrington Financial Group, Inc. ("Company"), an Indiana corporation registered with the Office of Thrift Supervision as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA");

      WHEREAS, the Company, Purchaser, Al Acquisition Corp. and Douglas T. Breeden have entered into an Agreement and Plan of Merger dated May 30, 2001, pursuant to which Purchaser will acquire 100% of the issued and outstanding shares of capital stock of the Company (the "Merger Agreement"). Purchaser intends to dissolve the Company, thereby making BANK a direct subsidiary of Purchaser, and to merge BANK with and into FIRST NATIONAL simultaneous with the acquisition of the Company;

      WHEREAS, each of the Banks, acting pursuant to resolutions of their respective boards of directors duly adopted by the vote of a majority of their respective directors, all pursuant to authority arising under and in accordance with the provisions of the National Bank Act (12 U.S.C. ss.1 et seq.) (the "Act") and HOLA, have authorized, approved and agreed upon this Agreement and all of the transactions contemplated hereby in writing, including without limitation the merger of BANK with and into FIRST NATIONAL (the "Bank Merger") whereby FIRST NATIONAL shall be the receiving association (the "Receiving Association") as defined in 12 U.S.C. 215b;

      NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, and for the purpose of stating the terms and conditions of the Bank Merger, the mode of effectuating the same, the manner of converting or exchanging the shares of the Banks issued and outstanding immediately prior to the consummation of the Bank Merger into shares of the Receiving Association pursuant to this Agreement, and such other details and provisions as are deemed desirable, the parties hereto hereby agree, subject to the terms and conditions hereinafter set forth and in accordance with the provisions of 12 U.S.C. 215c, as follows:

                                   ARTICLE I

      1.0 The Bank Merger. At the Effective Time (as hereinafter defined), the Banks shall become a single national banking association by the merger of BANK with and into FIRST NATIONAL. Upon the consummation of the Bank Merger, the separate corporate existence of BANK shall cease as a consequence of being merged into and continued in FIRST NATIONAL as the Receiving Association, which shall be deemed to be the same business and corporate entity as the Banks. On and after the Effective Time, the Receiving Association, operating under the Articles of Association of FIRST NATIONAL, and the By-laws of FIRST NATIONAL, shall have, without transfer, all the property (whether real, personal or mixed), rights, powers and other assets (whether tangible or intangible) of the Banks, and shall be subject to and liable for all debts, liabilities, duties and other obligations of the Banks in the same manner as if the Receiving Association had itself incurred them. All the rights, franchises and interests of the Banks in and to every species of property (real, personal and mixed) and choses in action thereunto belonging shall be deemed to be transferred to and vested in the Receiving Association without any deed or other transfer, and the Receiving Association, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stock and bonds, guardian, conservator, assignee and receiver and in every other fiduciary capacity, in the same manner and to the same extent as were held and enjoyed by the Banks immediately prior to the Bank Merger. Any reference to the Banks in any writing, whether executed or taking effect before or after the Bank Merger, shall be deemed a reference to the Receiving Association if not inconsistent with the other provisions of such writing.

      1.1 Effective Time. The Bank Merger shall become effective immediately following satisfaction of all requirements of law and other conditions specified in this Agreement or on such other date and time as may be agreed upon by the parties hereto and consented to by the Office of the Comptroller of the Currency ("OCC") (the "Effective Time"); provided, however, that the OCC shall have approved the Bank Merger and the Agreement and shall have issued an approval letter to the Receiving Association.

                                   ARTICLE II

      2.0 Form of Transactions. The parties hereto may, upon written agreement, restructure the transactions described herein in any format sufficient to achieve the needs of each party and its respective stockholders.

                                  ARTICLE III

      3.0 Articles of Association and By-laws. The Articles of Association of FIRST NATIONAL, in effect immediately prior to the Effective Time, shall be the Articles of Association of the Receiving Association, a copy of which Articles of Association are attached hereto as Exhibit A. The By-laws of FIRST NATIONAL, in effect immediately prior to the Effective Time, shall be the By-laws of the Receiving Association, a copy of which By-laws is attached hereto as Exhibit B.

                                   ARTICLE IV

      4.0 Name and Place of Business. The business of the Receiving Association shall be that of a national banking association. The Receiving Association shall conduct this business under the name of "First National Bank and Trust" at its main banking premises which shall be located at 322 North Main Street, Kokomo, Indiana and at its legally established branches.

                                   ARTICLE V

      5.0 Capital Structure. Upon completion of the Bank Merger, the Receiving Association shall have 1,300,000 authorized shares of common stock. The amount of capital stock of the Receiving Association shall be $12,114,000, divided into 1,211,400 shares of outstanding common stock, $10.00 par value per share. Upon completion of the Bank Merger, the Receiving Association shall have a surplus of $72,205,582 and $50,563,523 of undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of the Banks as stated in the preamble of this Agreement, as adjusted for normal earnings and expenses between March 31, 2001 and the Effective Time and such other accounting adjustments as may be recommended by the accountants of the Banks and Hasten.

                                   ARTICLE VI

      6.0 Capital Stock and Stockholders.

            6.1 Conversion of Stock of the Banks.

            (a) On and as of the Effective Time, each issued and outstanding share of common stock of the BANK, $1.00 par value per share, outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger, be canceled and no consideration shall be paid.

            (b) On and as of the Effective Time, each issued and outstanding share of common stock of FIRST NATIONAL, $10.00 par value per share, outstanding immediately prior to the Effective Time shall be converted into a right to receive one share of the common stock, $10.00 par value per share, of the Receiving Association solely by virtue of the Bank Merger.

            6.2 Exchange of the Banks' Certificates. Outstanding certificates representing shares of common stock of FIRST NATIONAL shall be deemed to represent an identical number of shares of common stock of the Receiving Association, without any action on the part of the shareholders of FIRST NATIONAL.

                                  ARTICLE VII

      7.0 Stockholder Approval. This Merger Agreement has been submitted to the stockholders of each of FIRST NATIONAL and BANK for approval in the manner provided by the applicable provisions of the Act and the HOLA.

                                  ARTICLE VIII

      8.0 Officers and Directors.

            8.1 Board of Directors. As of the Effective Time, the Board of Directors of FIRST NATIONAL shall constitute the Board of Directors of the Receiving Association.

            8.2 Officers. As of the Effective Time, the officers of FIRST NATIONAL shall constitute the officers of the Receiving Association.

                                   ARTICLE IX

      9.0 Conditions to Consummation.

            9.1 Consummation. Consummation of the Bank Merger is subject to the satisfaction of the following conditions:

                  (a) The consummation of the acquisition of 100% of the issued and outstanding shares of the Company by Purchaser in accordance with the terms and conditions of the Merger Agreement;

                  (b) The approval of the Bank Merger and this Agreement, by the OCC as provided in the Act; and

                  (c) The receipt of all other necessary corporate and regulatory approvals.

                                   ARTICLE X

      10.0 Termination. This Agreement may be terminated (i) in the event the Merger Agreement is terminated, or (ii) by written agreement of the parties.

                                   ARTICLE XI

      11.0 Miscellaneous.

            11.1 Expenses. Whether the Bank Merger is approved or disapproved by the OCC, FIRST NATIONAL shall pay any examination fees and filing fees of the OCC incurred in connection with the Bank Merger.

            11.2 Counterparts and Captions. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. The captions of the Sections hereof are for descriptive purposes only, and they are not intended to limit or otherwise affect the content nor are they a part of this Agreement.

            11.3 Law Governing. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Indiana, without giving effect to the conflict of laws provision thereof, and the laws of the United States of America.

            11.4 Amendment and Waiver. Any of the terms or conditions of this Agreement may be waived, amended or modified in whole or in part at any time before or after the approval of this Agreement by the stockholders of each of the parties hereto, to the extent authorized by applicable law, by a writing signed by all of the parties hereto.

            11.5 Notices. Any notice or communication required or permitted hereunder shall be sufficiently given if in writing and (a) when delivered, if delivered in person or by facsimile transmission, or (b) on the following business day, if sent by overnight courier, as follows (or to such other addresses as shall be specified by like notice):

                  If to BANK, addressed to:

                  Harrington Financial Group, Inc.
                  10801 Mastin Boulevard, Suite 740
                  Overland Park, Kansas 66210
                  Telecopier: (913) 663-0185
                  Attn: Craig J. Cerny, President and Chief Executive Officer

                  with a copy to:

                  Kelley, Drye & Warren LLP
                  8000 Towers Crescent Drive, Suite 1200
                  Vienna, Virginia 22182
                  Telecopier: (703) 918-2450
                  Attn: Norman B. Antin, Esq.
                        Jeffrey D. Haas, Esq.

                  If to FIRST NATIONAL, addressed to:

                  Hasten Bancshares
                  3901 West 86th Street, Suite 425
                  Indianapolis, Indiana
                  Telecopier: (317) 872-8522
                  Attn: Hart N. Hasten, Chairman
                        Mark Hasten, President

                  with a copy to:

                  Vedder, Price, Kaufman & Kammholz
                  222 North LaSalle Street, Suite 2600
                  Chicago, Illinois 60601-5005
                  Attn: Michael A. Nemeroff, Esq.

            11.6 Remedies. Subject to the terms hereof, in the event of any breach of this Agreement in any material respect by any of the parties hereto, any other party hereto damaged shall have all the rights, remedies and causes of action available at law or in equity, including, but not limited to, attorneys' fees and the right to specific performance.

      IN WITNESS WHEREOF, the parties hereto, pursuant to resolutions duly adopted by their respective Boards of Directors, have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                FIRST NATIONAL BANK AND TRUST

                                -----------------------------------------------
                                  By:  Bernard Hasten
                                  Its: Chief Executive Officer


                                HARRINGTON BANK, FSB

                                -----------------------------------------------
                                  By:  Craig J. Cemy
                                  Its: President and Chief Executive Officer

                                -----------------------------------------------
                                  By:  John Fleener
                                  Its: Chief Financial Officer

                                LIST OF EXHIBITS

EXHIBIT A   Articles of Association of the Receiving Association

EXHIBIT B   By-laws of the Receiving Association

                                   EXHIBIT A

              ARTICLES OF ASSOCIATION OF THE RECEIVING ASSOCIATION

                                   EXHIBIT B

                      BY-LAWS OF THE RECEIVING ASSOCIATION

                                   Exhibit D

                      LICENSE AND CONCURRENT USE AGREEMENT

      This License and Concurrent Use Agreement ("Agreement") is entered into as of the _____ day of ___________, 2001, by and between Los Padres Bank, FSB, having a principal place of business of 610 Alamo Pintado, Solvang, California ("Los Padres"), Harrington West Financial Group, Inc., having a principal place of business of 610 Alamo Pintado, Solvang, California ("Harrington West" and, together with Los Padres, the "Los Padres Parties"); Harrington Wealth Management Company, having a principal place of business of ___________________ ___________________________ ("Harrington Wealth"); and Harrington Bank, FSB, having a principal place of business at 10801 Mastin Boulevard, Suite 740, Overland Park, Kansas 66210 ("Harrington Bank"), and Harrington Financial Group, Inc., having a principal place of business at 722 East Main Street, Richmond, Indiana 47374 ("HFG" and, together with Harrington Bank, the "Harrington Bank Parties"), with reference to the following facts. From time to time in this Agreement, the Harrington Bank parties are referred to herein collectively as "Licensor" and Los Padres is referred to herein as "Licensee".

                                    RECITALS

      A. The Harrington Bank Parties have used the names HARRINGTON BANK and HARRINGTON FINANCIAL GROUP in the United States since 19__ for use with banking services in the States of Indiana, Kansas and North Carolina.

      B. The Los Padres Parties have used the name HARRINGTON WEST FINANCIAL GROUP in the United States since 1994 for use with banking services in the State of California.

      C. Harrington Bank and Los Padres jointly own a subsidiary, Harrington Wealth, which has used such name to conduct a wealth management business in the states of Indiana, Kansas, California and North Carolina.

      D. Los Padres and the Harrington Bank Parties have entered into a Purchase and Assumption Agreement and certain other documentation (collectively, the "Kansas Transaction Documents") contemplating the sale by the Harrington Bank Parties and the purchase by Los Padres of the Kansas operations of Harrington Bank. The Kansas Transaction Documents provide that, at the closing of the transactions contemplated thereunder, the Harrington Bank Parties will assign
(i) all right, title and interest in and to the domain names "harrington-kc.com", "harrington.com", and "harringtonbank.com" (the "Domain Names") to Los Padres and (ii) effective December 31, 2006, all right, title and interest in and to the names and trademarks "Harrington", "Harrington Bank" and "Harrington Financial Group" (collectively, the "Marks") to Los Padres; provided, however, that prior to December 31, 2006, the use of the Marks will be licensed to Los Padres in accordance with the terms of this Agreement. The Kansas Transaction Documents further provide that Los Padres will enter into a royalty-free, perpetual sub-license agreement with Community First Financial Group, Inc., relating to the use of the foregoing Marks in North Carolina and certain other territories, excluding the states of Kansas and Indiana, as further provided therein, a copy of which sub-license agreement is attached hereto as Exhibit A (the "Sub-License").

      E. Los Padres and the Harrington Bank Parties have entered into a Stock Purchase Agreement contemplating the sale by Harrington Bank to Los Padres of all shares of capital stock of Harrington Wealth owned by Harrington Bank.

      F. Community First Financial Group, Inc. ("Community First") and the Harrington Bank Parties have entered into a Purchase and Assumption Agreement and certain other documentation contemplating the sale by the Harrington Bank Parties and purchase by Community First of the North Carolina operations of Harrington Bank (the "North Carolina Transaction").

      G. The parties desire to specify the rights of the various parties in connection with the Domain Names and the Marks.

                                   AGREEMENT

      NOW, THEREFORE, in consideration of the promises, mutual covenants, mutual understandings, obligations and agreements herein contained, the parties hereto agree as follows:

      1. Grant of License. Subject to and in accordance with all the terms and conditions of this Agreement, Licensor hereby grants to Licensee a royalty-free, exclusive, nontransferable license (except for the Sub-License) to use the Marks for banking and financial services to customers residing in or in connection with the Licensee's places of business in (i) the State of Kansas and (ii) all states other than the State of Indiana. All rights not granted herein shall remain with Licensor. Licensor further grants to Harrington Wealth a royalty-free, exclusive, nontransferable license to use the name "Harrington Wealth Management" in its asset management business, but not for the business of banking including, but not limited to, taking deposits or making loans.

      2. Term of License. Except in the event of a breach by Licensee that has not been cured after at least thirty (30) days prior written notice to Licensee by Licensor, the term of this Agreement shall be for the term commencing upon the closing date of the transactions contemplated under the Kansas Transaction Documents (the "Kansas Closing") until the earlier of December 31, 2006 or five
(5) years after the Kansas Closing. All notices of default issued or sent by Licensor to Licensee shall set forth any alleged default(s) with reasonable particularity such that Licensee can understand the basis for the alleged default(s) and can cure the alleged default(s), if possible. If this Agreement is terminated prior to the earlier of December 31, 2006 or five (5) years after the Kansas Closing, Licensee shall immediately cease all use of the Marks licensed hereunder, and all rights granted hereunder to Licensee shall immediately and automatically revert to Licensor. After termination, Licensee shall not use the Marks or any name, mark, logo, domain name, vanity telephone number, or any other indicia that is confusingly similar to the Marks for any banking or financial services. Effective on the earlier of December 31, 2006 or five (5) years after the Kansas Closing, Licensor shall assign the Marks to Licensee pursuant to the Assignment of Marks and Domain Names attached hereto as Exhibit B, and incorporated herein by reference.

      3. Rights to Licensed Marks/Policing. During the term of this License, Licensee has no rights of any kind whatsoever with respect to the Marks, except to the extent of the license hereby granted. Notwithstanding this Agreement, Licensee shall maintain all right, title and interest in and to the name and mark HARRINGTON WEST FINANCIAL GROUP and this Agreement shall not be construed to affect any rights to, or ownership in, such name and mark by Licensee. Licensor shall have the sole right and discretion to police the Marks including, but not limited to, HARRINGTON, HARRINGTON BANK and HARRINGTON FINANCIAL GROUP, including but not limited to, bringing any infringement or unfair competition actions. Notwithstanding this provision, Licensor shall consult with Licensee with respect to any third party that Licensor intends to police or file suit against, who uses the allegedly infringing mark outside of the State of Indiana in addition to using the mark within the State of Indiana. Such consultation shall include, but shall not be limited to, contacting Licensee prior to sending a demand letter to such an infringer and prior to filing suit against such an infringer and permitting Licensee to join as a party in such action; provided, however, if Licensee so elects to join as a party, it shall pay one-half of all costs and expenses of such action including, but not limited to, attorneys fees and costs. For any infringer who solely uses the accused mark in the State of Indiana, any recovery obtained from such infringer shall be the exclusive property of Licensor. For any infringer who uses the accused mark outside of the State of Indiana in addition to using it within the State of Indiana, any recovery obtained from such infringer shall be divided or shared between Licensor and Licensee on a pro-rata basis if, and only if, Licensee makes the election described above and pays its share of the costs and expenses of such action.

      4. The Harrington Bank Parties' Prohibition of Use Outside the State of Indiana. The Harrington Parties shall not offer, sell, distribute, promote, advertise, publicize, produce, or sponsor banking services or products or any other goods or services under the names or marks HARRINGTON, HARRINGTON BANK, or HARRINGTON FINANCIAL GROUP, or any other mark, name, symbol, logo, Internet domain name, or vanity telephone number, that incorporates, or is confusingly similar thereto, anywhere outside the State of Indiana at any time following execution of this Agreement.

      5. Prohibition of Use By the Los Padres Parties and Harrington Wealth Within the State of Indiana. The Los Padres Parties and Harrington Wealth shall not, and the Los Padres Parties shall cause Community First to not, use the names or marks HARRINGTON, HARRINGTON BANK, HARRINGTON FINANCIAL GROUP or any mark, name, symbol, logo, Internet domain name, or vanity telephone number, that incorporates, or is confusingly similar thereto for banking products and services or for any goods or services related thereto with any customers residing in the State of Indiana, from the date of execution of this Agreement until December 31, 2006. After December 31, 2006, the Los Padres Parties may use the marks HARRINGTON, HARRINGTON BANK, HARRINGTON FINANCIAL GROUP or any other mark, name, symbol, logo, internet domain name, or vanity telephone number for any goods or services in the State of Indiana. The foregoing will not restrict
(i) Harrington Wealth or the Los Padres Parties from using the name and mark HARRINGTON WEALTH MANAGEMENT or HARRINGTON WEALTH MANAGEMENT COMPANY in connection with or to refer to the wealth management business of Harrington Wealth or (ii) the Los Padres Parties from using the name and mark HARRINGTON WEST FINANCIAL GROUP solely to refer to the corporation of that name for informational purposes only, and not in connection with the banking business of Los Padres; provided, however, that the Los Padres Parties and Harrington Wealth hereby acknowledge and agree (a) that neither the Las Padres Parties nor Harrington Wealth have possession, retained a copy of (in any written, electronic or other format) or have any knowledge of the contents of the customer list or similar information belonging to Harrington Bank for customers in the State of Indiana (other than customers that were joint customers of Harrington Bank and Harrington Wealth as of the date of this Agreement, which customers are specified on Exhibit C attached hereto and made a part hereof), and (b) that, for a period of five (5) years after the Kansas Closing, neither shall, and Los Padres shall require Community First not to, pursuant to the Sub-License, knowingly solicit or conduct any banking business (including, but not limited to, taking deposits and making loans) with any person or entity that was a customer of Harrington Bank in the State of Indiana at the date of the Kansas Closing.

      6. The Los Padres Parties' Rights Within the State of Indiana. The Los Padres Parties may offer, sell, distribute, promote, advertise, publicize, produce, or sponsor any goods or services, including banking products or services, within the State of Indiana, provided they do not use the trademarks HARRINGTON, HARRINGTON BANK, HARRINGTON FINANCIAL GROUP or HARRINGTON WEST FINANCIAL GROUP or mark, name, symbol, logo, Internet domain name, or vanity that incorporates, or is confusingly similar to, the foregoing, subject to
Section 5 above.

      7. Costs and Fees. Each party to this Agreement shall bear its own costs and expenses and neither shall assert any claim in law or equity against the other on account of the controversy settled by this Agreement. In the event any proceeding is commenced by any party to this Agreement to enforce or construe any provision hereof, the prevailing party shall be entitled to all of its reasonable costs, expenses, and attorneys' fees incurred in such proceeding.

      8. Extraterritorial Enforcement of Agreement. This Agreement shall be effective as between and among the parties hereto with respect to the trademark rights covered herein throughout the world, but shall be enforceable only in the limits of general jurisdiction in the United States of America.

      9. Quality of Use of Marks and Products and Services. Licensee agrees that its use of the Marks during the term of the license granted herein shall be in reasonably the same manner as Licensee currently uses its other existing names and marks and that the quality of the goods and services offered under the licensed Marks shall be of reasonably the same quality as the products and services currently offered by Licensee under Licensee's other names and marks. Licensor agrees that such quality of use and of products and services currently offered by Licensee are acceptable to maintain the quality control requirements for the licensed Marks.

      10. Integration and Waiver. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof; and all prior agreements, contracts, negotiations, representations and discussions, if any, pertaining to this matter, and the parties hereto are hereby merged into this Agreement, other than the Sub-License (Exhibit A) and that certain Assignment of Marks and Domain Names (Exhibit B) of even date herewith among Licensor and Licensee. No provision of this Agreement may be waived unless such waiver is in writing, signed by the parties. Waiver of anyone provision herein shall not be deemed a waiver of any other provision herein. This Agreement may be modified or amended only by a written agreement executed by all of the parties.

      11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall be deemed to constitute a single document.

      12. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class mail, postage prepaid, to the applicable party or parties at the address set forth above or at such other address given by written notice in accordance herewith.

      13. Agreement Binding on Successors in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and all successors and assigns, parent companies, general partners, officers, directors, agents, and affiliates.

      14. No Agency. Nothing in this Agreement shall be construed to make any party the agent, representative or partner of or a joint venturer with the other party and neither shall so hold itself out, nor shall either party be liable or bound by any act or omission of the other party.

      15. Assignability. This Agreement shall bind and inure to the benefit of Licensor, its successors and assigns. Licensee shall not sublicense, subcontract, sell, assign or otherwise dispose of any or all of its rights and/or obligations under this Agreement without prior written consent of Licensor, which consent may be withheld in its sole discretion; provided, that this provision shall not prohibit or require the Licensor's consent for an assignment as a result of a merger of the Licensee with another federally insured depositary institution or in connection with the sale of all or substantially all of the assets and liabilities of the Licensee to a federally insured depositary institution or in connection with the Sub-License.

      16. Governing Law and Jurisdiction. The construction and meaning of the terms and provisions of this Agreement shall be interpreted in accordance with the laws of the State of Indiana. Each of the parties hereto agree that any suit, action or proceeding instituted by such party under or in connection with this Agreement shall be brought in the United States District Court for the Southern District of the State of Indiana located in Marion County, Indiana. By its execution hereof, each party hereto irrevocably waives any objection to, and any right of immunity on the grounds of, improper venue, the convenience of the forum, the personal jurisdiction of such court or the execution of judgments resulting therefrom. Each party hereto irrevocably accepts and submits to the exclusive jurisdiction of such court in any such action, suit or proceeding.

      17. Non-solicitation. Licensor hereby agrees on behalf of itself and its successors in interest that: (i) for a period of five (5) years after the Closing of the Kansas Purchase Agreement, it shall not knowingly use any customer list, customer files, or proprietary information regarding Kansas customers of Harrington Bank to solicit or conduct any banking business (including, but not limited to, taking deposits and making loans) with any person or entity that was a customer of Harrington Bank in the state of Kansas as of the date of such Closing and (ii) for a period of five (5) years after the Closing of the North Carolina Purchase Agreement, it shall not knowingly use any customer list, customer files, or proprietary information regarding North Carolina customers of Harrington Bank to solicit or conduct any banking business (including, but not limited to, taking deposits and making loans) with any person or entity that was a customer of Harrington Bank in the state of North Carolina as of the date of such Closing. Licensor acknowledges and agrees that Community First Financial Group, Inc., and its successors in interest are intended beneficiaries of clause (ii) of the preceding sentence.

      This License and Concurrent Use Agreement has been executed by persons authorized to bind each party and signatory to this Agreement.

AGREED TO AND ACCEPTED:

                                    LOS PADRES BANK, FSB

                                    By:______________________________________
                                    Its:_____________________________________


                                    HARRINGTON BANK, FSB

                                    By:______________________________________
                                    Its:_____________________________________


                                    HARRINGTON FINANCIAL GROUP, INC.

                                    By:______________________________________
                                    Its:_____________________________________


                                    HARRINGTON WEST FINANCIAL GROUP, INC.

                                    By:______________________________________
                                    Its:_____________________________________


                                    HARRINGTON WEALTH MANAGEMENT COMPANY

                                    By:______________________________________
                                    Its:_____________________________________

                                    Exhibit A

                        Community First License Agreement

                                    Exhibit B

                      Assignment of Marks and Domain Names

                      ASSIGNMENT OF MARKS AND DOMAIN NAMES

      This Assignment is made by and between HARRINGTON FINANCIAL GROUP, INC, an Indiana corporation, having a principal place of business at 10801 Mastin Boulevard, Suite 740, Overland Park, Kansas 66210, and HARRINGTON BANK, FSB, a federally chartered savings association having a principal place of business at 722 East Main Street, Richmond, Indiana 47374 (collectively the "Harrington Parties"), and LOS PADRES BANK, FSB, a federally chartered savings association, having its principal place of business at 610 Alamo Pintado, Solvang, California 93463 ("Los Padres").

      WHEREAS, the Harrington Parties adopted and use, and thereby own in the United States, right, title and interest in and to (i) the marks and names "Harrington", "Harrington Financial Group, Inc." and "Harrington Bank" and all other names, trademarks, service marks, characters, designs, logos, or the like, if any, used in association therewith (collectively the "Marks"), and (ii) the URLs "harrington.com", "harringtonbank.com", and "harrington-kc.com", (collectively, the "Domain Names") along with the goodwill of the business appurtenant thereto.

      WHEREAS, Harrington Bank, FSB has entered into a Purchase and Assumption Agreement with Los Padres dated May 30, 2001 (the "Purchase Agreement").

      WHEREAS, the Harrington Parties have agreed as follows: (i) as of the closing of the Purchase Agreement, to assign all of their right, title, and interest in the Domain Names and any and all then existing pending or future claims, demands and causes of action for infringement, unfair competition and dilution of the Domain Names and all of the proceeds from the foregoing to Los Padres; and (ii) effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, to assign all of their right, title and interest in the Marks, to Los Padres, including any and all then existing, pending or future claims, demands, and causes of action for infringement, unfair competition or dilution of the Marks (except for claims, demands and causes of action asserted or to be asserted by all or any of the Harrington Parties against Los Padres) and all of the proceeds from the foregoing.

      WHEREAS, effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties agree that they will not use, or seek registration of, any domain names, trademarks, service marks, fictitious business names, vanity telephone numbers, or other names containing the Marks, any phonetic equivalent thereof, or any name, logo, domain name, or mark confusingly similar thereto for any goods or services; provided, however, that effective as of the closing of the Purchase Agreement and the execution hereof, the Harrington Parties agree that they will not seek registration of the Domain Names.

      WHEREAS, effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties agree not to (a) oppose any trademark application(s) to register the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto in any form filed by Los Padres, (b) petition to cancel any registration(s) of the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto in any form owned by Los Padres, (c) challenge the registration of any internet domain names containing the Marks, the phonetic equivalent or misspellings thereof, (d) file any claims or proceeding against Los Padres relating in any manner to the Marks, the phonetic equivalent thereof, misspellings thereof, or any name or mark confusingly similar thereto, or (e) assist or encourage any other person, business, company, corporation, partnership, or any other business form from taking any of these enumerated steps or in using the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto.

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, (i) effective as of the closing of the Purchase Agreement and the execution of this Assignment, the Harrington Parties hereby assign to Los Padres all of their right, title and interest to the Domain Names and any and all then existing pending or future claims, demands and causes of action for infringement, unfair competition and dilution of the Domain Names and all of the proceeds from the foregoing and (ii) effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties hereby assign to Los Padres all of their right, title and interest in and to the Marks, and any and all then existing, pending or future claims, demands, and causes of action for infringement, unfair competition or dilution of the Marks (except for claims, demands and causes of action asserted or to be asserted by all or any of the Harrington Parties against Los Padres), and all of the proceeds from the foregoing. Los Padres may not, without the consent of the Harrington Parties, assign its rights under this Assignment except as a result of a merger of Los Padres with another federally insured depository institution or in connection with the sale of all or substantially all of the assets and liabilities of Los Padres to a federally insured depository institution. The Harrington Parties agree to sign any additional documents reasonably required to effect the transfer of Marks and URLs contemplated by this Assignment within ten (10) business days of receipt of such documents from Los Padres.

      Signed at ____________, this ______ day of 2001

                                 HARRINGTON FINANCIAL GROUP, INC.

                                 By:____________________________________________


                                 HARRINGTON BANK, FSB

                                 By:____________________________________________


                                 LOS PADRES BANK, FSB

                                 By:____________________________________________

State of          )
                  ) ss:
County of         )

      On this _____ day of ___________, 2001, before me personally appeared, known to me, who duly acknowledged that he/she is the of Harrington Financial Group, Inc., an Indiana corporation, and that the foregoing instrument was signed on behalf of said corporation by an officer authorized to sign such instrument.


________________________________
Notary Public

State of          )
                  ) ss:
County of         )

      On this _____ day of _______________, 2001, before me personally appeared ____________________, known to me, who duly acknowledged that he/she is the of Harrington Bank, FSB, a federally chartered savings association, and that the foregoing instrument was signed on behalf of said corporation by an officer authorized to sign such instrument.


________________________________
Notary Public

                                    Exhibit C

                                Certain Customers

                                    Exhibit E

                      ASSIGNMENT OF MARKS AND DOMAIN NAMES

      This Assignment is made by and between HARRINGTON FINANCIAL GROUP, INC, an Indiana corporation, having a principal place of business at 10801 Mastin Boulevard, Suite 740, Overland Park, Kansas 66210, and HARRINGTON BANK, FSB, a federally chartered savings association having a principal place of business at 722 East Main Street, Richmond, Indiana 47374 (collectively the "Harrington Parties"), and LOS PADRES BANK, FSB, a federally chartered savings association, having its principal place of business at 610 Alamo Pintado, Solvang, California 93463 ("Los Padres").

      WHEREAS, the Harrington Parties adopted and use, and thereby own in the United States, right, title and interest in and to (i) the marks and names "Harrington", "Harrington Financial Group, Inc." and "Harrington Bank" and all other names, trademarks, service marks, characters, designs, logos, or the like, if any, used in association therewith (collectively the "Marks"), and (ii) the URLs "harrington.com", "harringtonbank.com", and "harrington-kc.com", (collectively, the "Domain Names") along with the goodwill of the business appurtenant thereto.

      WHEREAS, Harrington Bank, FSB has entered into a Purchase and Assumption Agreement with Los Padres dated May 30, 2001 (the "Purchase Agreement").

      WHEREAS, the Harrington Parties have agreed as follows: (i) as of the closing of the Purchase Agreement, to assign all of their right, title, and interest in the Domain Names and any and all then existing pending or future claims, demands and causes of action for infringement, unfair competition and dilution of the Domain Names and all of the proceeds from the foregoing to Los Padres; and (ii) effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, to assign all of their right, title and interest in the Marks, to Los Padres, including any and all then existing, pending or future claims, demands, and causes of action for infringement, unfair competition or dilution of the Marks (except for claims, demands and causes of action asserted or to be asserted by all or any of the Harrington Parties against Los Padres) and all of the proceeds from the foregoing.

      WHEREAS, effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties agree that they will not use, or seek registration of, any domain names, trademarks, service marks, fictitious business names, vanity telephone numbers, or other names containing the Marks, any phonetic equivalent thereof, or any name, logo, domain name, or mark confusingly similar thereto for any goods or services; provided, however, that effective as of the closing of the Purchase Agreement and the execution hereof, the Harrington Parties agree that they will not seek registration of the Domain Names.

      WHEREAS, effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties agree not to (a) oppose any trademark application(s) to register the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto in any form filed by Los Padres, (b) petition to cancel any registration(s) of the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto in any form owned by Los Padres, (c) challenge the registration of any internet domain names containing the Marks, the phonetic equivalent or misspellings thereof, (d) file any claims or proceeding against Los Padres relating in any manner to the Marks, the phonetic equivalent thereof, misspellings thereof, or any name or mark confusingly similar thereto, or (e) assist or encourage any other person, business, company, corporation, partnership, or any other business form from taking any of these enumerated steps or in using the Marks, the phonetic equivalent thereof or misspellings, or any name, logo, domain name, or mark confusingly similar thereto.

      NOW, THEREFORE, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, (i) effective as of the closing of the Purchase Agreement and the execution of this Assignment, the Harrington Parties hereby assign to Los Padres all of their right, title and interest to the Domain Names and any and all then existing pending or future claims, demands and causes of action for infringement, unfair competition and dilution of the Domain Names and all of the proceeds from the foregoing and (ii) effective as of the earlier of December 31, 2006 or five (5) years from the closing of the Purchase Agreement, the Harrington Parties hereby assign to Los Padres all of their right, title and interest in and to the Marks, and any and all then existing, pending or future claims, demands, and causes of action for infringement, unfair competition or dilution of the Marks (except for claims, demands and causes of action asserted or to be asserted by all or any of the Harrington Parties against Los Padres), and all of the proceeds from the foregoing. Los Padres may not, without the consent of the Harrington Parties, assign its rights under this Assignment except as a result of a merger of Los Padres with another federally insured depository institution or in connection with the sale of all or substantially all of the assets and liabilities of Los Padres to a federally insured depository institution. The Harrington Parties agree to sign any additional documents reasonably required to effect the transfer of Marks and URLs contemplated by this Assignment within ten (10) business days of receipt of such documents from Los Padres.

      Signed at ____________, this ______ day of 2001

                                 HARRINGTON FINANCIAL GROUP, INC.

                                 By:____________________________________________


                                 HARRINGTON BANK, FSB

                                 By:____________________________________________


                                 LOS PADRES BANK, FSB

                                 By:____________________________________________

State of          )
                  ) ss:
County of         )

      On this _____ day of _____________, 2001, before me personally appeared, known to me, who duly acknowledged that he/she is the of Harrington Financial Group, Inc., an Indiana corporation, and that the foregoing instrument was signed on behalf of said corporation by an officer authorized to sign such instrument.


________________________________
Notary Public

State of          )
                  ) ss:
County of         )

      On this _____ day of ________________, 2001, before me personally appeared _____________________, known to me, who duly acknowledged that he/she is the of Harrington Bank, FSB, a federally chartered savings association, and that the foregoing instrument was signed on behalf of said corporation by an officer authorized to sign such instrument.


________________________________
Notary Public

                                    Exhibit F

                             TENANT ESTOPPEL LETTER

                                __________, 2001

Hasten Bancshares
3901 W. 86th Street, Suite 425
Indianapolis, Indiana 46268
Attn: Bernard Hasten

      Re:   ______________________, as amended ____________________ ("Lease") by and between Harrington Bank, FSB ("Landlord") and
            ___________________ ("Tenant") for the premises commonly known as
            __________________________ ("Premises")

Dear ____________:

      In connection with the acquisition of Harrington Financial Group, Inc. by Hasten Bancshares ("Assignee"), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

      1. Tenant is the tenant under the Lease for the Premises. The term of the Lease commenced on _____________, and will expire on _____________. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

      2. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

      3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

      4. Tenant began paying rent on ___________. Tenant is obligated to pay rent under the Lease in the total amount of________________________________ Dollars ($_________), payable in ______ installments of____________________________ Dollars ($_________). No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $_______. (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

      5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

      6. There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

      7. Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

      8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space with in the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

      9. Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

      The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

                                    Very truly yours,

                                    [TENANT]

                                    ________________________________

                                    By: ____________________________
                                        Name:_______________________
                                        Title:______________________

                                    EXHIBIT A

                                      LEASE

                                    Exhibit G

                            LANDLORD ESTOPPEL LETTER

                                __________, 2001

Hasten Bancshares
3901 W. 86th Street, Suite 425
Indianapolis, Indiana 46268
Attn: Bernard Hasten

      Re:   _____________________, as amended ___________________ ("Lease") by and between ______________ ("Landlord") and Harrington Bank, FSB ("Tenant") for the premises commonly known as _________________________ ("Premises")

Dear ____________:

      In connection with the acquisition of Harrington Financial Group, Inc. by Hasten Bancshares ("Assignee"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

      1. Tenant is the tenant under the Lease for the Premises. The term of the Lease commenced on _____________, and will expire on _____________. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

      2. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

      3. Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

      4. Tenant began paying rent on __________. Tenant is obligated to pay rent under the Lease in the total amount of________________________________ Dollars ($_______), payable in _____ installments of__________________________ Dollars
($_________). No rent under the Lease has been paid to Landlord more than one
(1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $________. (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

      5. All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

      6. There exists no defense to, or right of offset against, enforcement of the Lease by Tenant. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

      7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

      8. Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease, except as follows: ________________ (if none, state "NONE"); (b) any option to expand the Premises or to lease additional space with in the Premises, except as follows: ________________ (if none, state "NONE"); (c) any right to terminate the Lease prior to its stated expiration, except as follows:________________ (if none, state "NONE"); or (d) any option or right of first refusal to purchase the Premises or any part thereof, except as follows: __________________ (if none, state "NONE").

      The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

                                   Very truly yours,

                                   [LANDLORD]


                                    ________________________________

                                    By: ____________________________
                                    Name:___________________________
                                    Title:__________________________

                                    EXHIBIT A

                                      LEASE

                                    Exhibit H

                                 _______, 2001

Board of Directors
Harrington Financial Group, Inc.
722 East Main Street
Richmond, Indiana

Ladies and Gentlemen:

      We have acted as special counsel to Hasten Bancshares, an Indiana corporation ("Purchaser"), AL Acquisition Corp., an Indiana corporation ("Merger Sub"), and First National Bank and Trust, a national banking association ("First National"), in connection with that certain Agreement and Plan of Merger dated as of May 30, 2001 (the "Merger Agreement") and the related Agreement of Merger, Option Agreement and Shareholder Voting Agreement, each dated as of May 30, 2001 (together with the Merger Agreement, the "Transaction Documents") by and among Purchaser, Merger Sub, Harrington Financial Group, Inc., an Indiana corporation (the "Company"), and Douglas T. Breeden, which sets forth, among other things, the terms upon which Merger Sub, a wholly-owned subsidiary of Purchaser, shall merge with and into the Company (the "Merger"). Pursuant to the Merger Agreement, Harrington Bank, FSB, a wholly-owned subsidiary of the Company (the "Bank"), and First National, a wholly-owned subsidiary of Purchaser, entered into an agreement pursuant to which the Bank shall merge with and into First National (collectively, with the Merger, the "Transactions"). This Opinion Letter is furnished to you at the request of Purchaser pursuant to Section 6.2(d) of the Merger Agreement.

      This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including but not limited to, the assumptions contained in ss.4 of the Accord and the General Qualifications (as defined in the Accord), and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of Illinois and, for purposes of this opinion, we have assumed that the laws of the State of Indiana, if applicable, are identical in all relevant respects to the laws of the State of Illinois, as to which assumption we express no opinion. Except as otherwise indicated in this Opinion Letter, capitalized terms used in this Opinion Letter are defined as set forth in the Accord or the Merger Agreement.

      In preparing this Opinion Letter, we have, among other things, examined
(i) an executed copy of the Merger Agreement and Bank Merger Agreement, (ii) the Constituent Documents of Purchaser, Merger Sub and First National, (iii) certificates of good standing issued by the Secretary of State of Indiana with respect to each of Purchaser and Merger Sub, and by the Office of the Comptroller of the

VEDDER PRICE

Harrington Financial Group, Inc.
_________, 2001
Page 2


Currency with respect to First National; and (iv) the records of proceedings and actions of the Boards of Directors of Purchaser, Merger Sub and First National, relevant to the matters on which we have opined.

      Based on the foregoing, and subject to the qualifications, assumptions, limitations and exceptions set forth herein and in the Accord, we are of the opinion that:

            1. Purchaser and Merger Sub are corporations validly existing and in good standing under the laws of the State of Indiana. First National is a national banking association validly existing and in good standing under the laws of the United States.

            2. Purchaser, Merger Sub and First National have adequate corporate power and authority to execute, deliver and perform their respective obligations under the Transaction Documents.

            3. The execution and delivery by Purchaser, Merger Sub and First National, as applicable, of the Transaction Documents and the performance by Purchaser, Merger Sub and First National of their respective agreements under such documents have been duly authorized by all requisite corporate action on the part of Purchaser, Merger Sub and First National. Purchaser, Merger Sub and First National, as applicable, have duly executed and delivered the Transaction Documents.

            4. The Transaction Documents constitute the legal, valid and binding obligations of each of Purchaser, Merger Sub and First National, as applicable, and are enforceable against them in accordance with their respective terms.

            5. The execution and delivery by each of Purchaser, Merger Sub and First National, as applicable, of the Transaction Documents and the performance by Purchaser, Merger Sub and First National of their respective agreements thereunder will not (a) violate the Constituent Documents of Purchaser, Merger Sub or First National, (b) constitute a breach of or result in a default under any of the terms, conditions or provisions of any material agreement or instrument Actually Known to us to which Purchaser, Merger Sub or First National is a party or by which any of their properties are bound, (c) breach any existing obligation of Purchaser, Merger Sub or First National under any material decree or order of the United States of America Actually Known to us to which Purchaser, Merger Sub or First National is a party or in which it is named, or (d) violate applicable provisions of statutory law or regulation.

            6. No approval, consent or authorization of, or filing with, any governmental agency or authority of the United States of America is required on the part of Purchaser, Merger Sub or First National to make valid and legally binding the execution, delivery and performance by Purchaser, Merger Sub and First National of the Transaction Documents, except for approvals,

VEDDER PRICE

Harrington Financial Group, Inc.
_________, 2001
Page 3


consents, authorizations and filings (a) specified in the Transaction Documents or (b) already obtained or made.

      This Opinion Letter may be relied upon by you only in connection with the Transaction and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                 Very truly yours,


                                 VEDDER, PRICE, KAUFMAN & KAMMHOLZ

MAN/DMH/NDK/tgw

                                    Exhibit I

                                 _________, 2001

Board of Directors
Hasten Bancshares
3901 West 86th Street, Suite 425
Indianapolis, Indiana

Ladies and Gentlemen:

      We have acted as special counsel to Harrington Financial Group, Inc., an Indiana corporation (the "Company"), and Harrington Bank, FSB, a federally-chartered stock savings bank (the "Bank"), in connection with that certain Agreement and Plan of Merger dated as of May 30, 2001 (the "Merger Agreement") by and among the Company, Hasten Bancshares, an Indiana corporation (the "Purchaser"), AL Acquisition Corp., an Indiana corporation ("Merger Sub"), and Douglas T. Breeden (the "Majority Shareholder"), which sets forth, among other things, the terms upon which Merger Sub, a wholly-owned subsidiary of Purchaser, shall merge with and into the Company (the "Merger"). Pursuant to the Merger Agreement, the Bank and First National Bank and Trust, a wholly-owned subsidiary of Purchaser ("First National"), entered into an agreement pursuant to which the Bank shall merge with and into First National (collectively, with the Merger, the "Transactions"). This opinion is furnished to you at the request of the Company pursuant to Section 6.3(d) of the Merger Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement.

      In rendering this opinion, we have examined:

      a.    the Merger Agreement;
      b.    the Bank Merger Agreement;
      c.    the Option Agreement;
      d. the Articles of Incorporation and Charter of the Company and the Bank, respectively;
      e.    the By-laws of the Company and the Bank, respectively;
      f. a Certificate of Good Standing as of a recent date from the Secretary of State of Indiana with respect to the Company, and from the Office of Thrift Supervision with respect to the Bank;
      g. resolutions of the Boards of Directors of the Company and the Bank approving the Merger Agreement, the Bank Merger Agreement and the transactions contemplated thereby;
      h. the Purchase and Assumption Agreement dated as of May 30, 2001 by and between Los Padres Bank, FSB ("Los Padres") and the Bank, the Purchase and Assumption Agreement dated as of May 30, 2001 by and between Community First Financial Group, Inc. and the Bank, and the Stock Purchase Agreement dated as of May 30,

Hasten Bancshares
__________, 2001
Page 2


            2001 by and between the Bank and Los Padres (collectively, the "Branch Agreements"); and
      i. such other documents as we, in our professional judgment, have deemed necessary or appropriate as a basis for the opinions set forth below (items a-c above are referred to herein collectively as the "Transaction Documents").

      In examining the documents referred to above, we have assumed, without independent verification, the genuineness of all signatures (other than those on behalf of the Company, the Bank and the Majority Shareholder), the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the Transaction Documents and on certificates and other communications from public officials, officers and transfer agents of the Company and the Bank. We have also assumed, without independent verification, that each of the Transaction Documents has been duly authorized, executed and delivered by, and constitutes the legal and valid obligation of each party thereto (other than the Company and the Bank), and is enforceable there against in accordance with its terms. With respect to matters stated to be based on our knowledge, such language indicates that (i) the relevant knowledge is limited to the actual knowledge of the lawyers in the firm who have participated from time to time in the representation of the Company and the Bank; (ii) we have not undertaken any independent investigation with respect to such matter except as to the investigations referred to herein and as to the review of documents and certificates referred to herein as we have deemed appropriate for purposes of rendering the opinions herein; and (iii) no inference that we have actual knowledge concerning such matter should be drawn from the fact of our representation of the Company and Bank as special counsel or our expression of such opinion. For purposes of our opinion, no proceedings shall be deemed to be pending or threatened and no action shall be deemed to be instituted unless, in each case, a director or executive officer of the Company or the Bank shall have received a copy of such proceedings or action or have knowledge of the threat of such proceedings or action and has so indicated in a certificate delivered to us.

      Except as described herein, this opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including but not limited to, the assumptions contained in ss.4 of the Accord and the General Qualifications (as defined in the Accord), and this Opinion Letter should be read in conjunction therewith.

Hasten Bancshares
__________, 2001
Page 3


      We express no opinion as to the laws of any jurisdiction other than the Federal Laws of the United States of America and the Laws of the State of Indiana. For purposes of this opinion, we have relied upon the opinion of _____________ with respect to the laws of the State of Indiana ( a copy of which is attached hereto).

      Based on the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

      1. The Company is a corporation validly existing and in good standing under the laws of the State of Indiana and is registered with the OTS as a savings and loan holding company. The Company is duly qualified to do business and in good standing as a foreign corporation in the State of Kansas. The Bank is a federally-chartered stock savings bank validly existing and in good standing under the laws of the United States of America. The Company and the Bank have adequate corporate power and authority to conduct their respective businesses as they are now being conducted.

      2. The Company and the Bank have adequate corporate power and authority to execute, deliver and perform their obligations under the Transaction Documents.

      3. The execution and delivery by the Company and the Bank of the Transaction Documents and the performance by the Company and the Bank, as applicable, of their agreements under such documents have been duly authorized by all requisite corporate action on the part of the Company and the Bank. The Company and the Bank, as applicable, have duly executed and delivered the Transaction Documents.

      4. The Transaction Documents constitute the legal, valid and binding obligations of the Company and the Bank, as applicable, and are enforceable against them in accordance with their respective terms.

      5. The execution and delivery by the Company and the Bank, as applicable, of the Transaction Documents, and the performance by the Company and the Bank of their agreements under such documents, do not (a) violate the Company's Articles of Incorporation or By-laws, or the Bank's Charter or By-laws, (b) result in a breach of, constitute a default under, or result in the creation of any lien, security interest or other encumbrance upon any of the Company's or the Bank's properties under, any agreement or instrument which is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended June 30, 2000 or (c) violate any applicable statutory law or regulation of the United States of America or any decree or order of the United States of America to which the Company or the Bank is a party and which is known to us.

Hasten Bancshares
_________, 2001
Page 4


      6. To our knowledge and except as set forth in Schedule 3.10 to the Company Disclosure Schedule, there is no Action, pending or overtly threatened in writing, against the Company or the Bank.

      7. No approval, consent or authorization of, or filing with, any governmental agency or authority of the United States of America, is required on the part of the Company or the Bank to make valid and legally binding the execution, delivery and performance by the Company and the Bank of the Transaction Documents, except for approvals, consents, authorizations and filings (a) specified in the Transaction Documents or (b) already obtained or made.

      8. The Company's capital stock consists solely of (i) 10,000,000 shares of Company Common Stock, of which 3,129,670 shares have been validly issued and are outstanding, fully paid and nonassessable as of the date hereof, and (ii) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are outstanding. To our knowledge, except for the option granted to Purchaser pursuant to the Option Agreement and except for stock options granted pursuant to the Company Incentive Plan, there is no existing subscription, option, warrant, right, agreement or commitment of any kind relating to the unissued shares of Company Common Stock and no outstanding security convertible into or exchangeable for shares of the Company Common Stock.

      9. The Company Sales have been consummated in accordance with the terms of the Branch Agreements.

      The foregoing opinions are subject to the following qualifications:

            (a) With respect to our opinions in paragraph 1 above regarding the good standing of the Company and the Bank, the Company's due qualification to do business as a foreign corporation, and the Company's registration with the OTS as a savings and loan holding company, we have relied solely on Certificates of Good Standing issued by the Secretaries of State of the States of Indiana and Kansas, and the Office of Thrift Supervision.

            (b) With respect to our opinions in paragraph 8 above regarding the amount of issued and outstanding shares of Company Common Stock and the fully paid nature of such Company Common Stock, we have relied solely on our review of the Company's stock ledger and an officer's certificate from the Company.

            (c) The enforceability of any obligation of the Company or the Bank may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation,

Hasten Bancshares
__________, 2001
Page 5


      moratorium, marshaling or other laws affecting the enforcement generally of creditors' rights and remedies.

            (d) The enforceability of any obligation of the Company or the Bank is subject to principles of equity (regardless of whether considered and applied in a proceeding in equity or at law), public policy, applicable law relating to fiduciary duties, and judicial imposition of an implied covenant of good faith and fair dealing.

            (e) No opinion is given herein as to the availability of specific performance or equitable relief of any kind.

            (f) The opinions expressed herein relate only to laws which are specifically referred to in this opinion and which laws, in our experience, are normally directly applicable to transactions of the type provided for in the Transaction Documents.

      This opinion is solely for the information of the addressee hereof and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without our prior written consent, and no one other than the addressee hereof is entitled to rely on this opinion. This opinion is given to you as of the date hereof and we assume no obligation to advise you of any change which may hereafter be brought to our attention.

                                         Very truly yours,


                                         KELLEY DRYE & WARREN LLP